UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 12, 2010

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-27231	13-3818604
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

4810 Eastgate Mall

San Diego, CA 92121

(Address of Principal Executive Offices) (Zip Code)

(858) 812-7300

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement

On April 12, 2010, Kratos Defense & Security Solutions, Inc. (“Kratos”) and Gichner Holdings, Inc. (“Gichner”) announced the execution of a Stock Purchase Agreement, dated as of April 12, 2010 (the “Purchase Agreement”), by and between Kratos and the stockholders of Gichner.  As a result of the Purchase Agreement, Gichner will become a wholly-owned subsidiary of Kratos (the “Acquisition”).  Pursuant to the Purchase Agreement, the purchase price will be approximately $133 million in cash, subject to certain working capital and other adjustments as of the closing date.  The completion of the Acquisition is subject to several conditions, including the availability of financing, on terms and conditions acceptable to Kratos (in its sole discretion), the absence of any proceeding or event that would cause a material adverse effect on Gichner’s business, the receipt of required regulatory approvals, including the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and other customary conditions.  The Board of Directors of each of Kratos and Gichner approved the Acquisition and the Purchase Agreement.

The foregoing description of the Acquisition and the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement attached as Exhibit 2.1 to this Current Report on Form 8-K and incorporated herein by reference.

The Purchase Agreement has been included to provide investors with information regarding its terms.  It is not intended to provide any other factual information about Kratos, Gichner, or Gichner’s stockholders.  The Purchase Agreement contains representations and warranties that each of Kratos, Gichner, and Gichner’s stockholders made to each other.  The assertions embodied in those representations and warranties are qualified by information in confidential disclosure schedules that the parties have exchanged in connection with signing the Purchase Agreement.  The disclosure schedules contain information that modifies, qualifies, and creates exceptions to the representations and warranties set forth in the Purchase Agreement.  Accordingly, investors should not rely on the representations and warranties as characterizations of the actual state of facts at the time they were made or otherwise.

Item 2.02.  Results of Operations and Financial Condition

On April 12, 2010, Kratos Defense & Security Solutions, Inc. (the “Company”) issued a press release regarding the Company’s preliminary financial results for the first quarter of fiscal year 2010.  The press release also discusses the Company’s entry into a definitive agreement to acquire Gichner Holdings, Inc.  The full text of the Company’s press release is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d)  Exhibits.

2.1
Stock Purchase Agreement, dated as of April 12, 2010, by and between Kratos Defense & Security Solutions, Inc. and the Stockholders of Gichner Holdings, Inc.  Certain schedules and exhibits referenced in the Stock Purchase Agreement have been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished supplementally to the Securities and Exchange Commission upon request.

99.1	April 12, 2010 Press Release by Kratos Defense & Security Solutions, Inc.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 12, 2010

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

	By:	/s/ Laura Siegal
Laura Siegal
Vice President, Corporate Controller, Secretary and Treasurer

3

EXHIBIT INDEX

2.1
Stock Purchase Agreement, dated as of April 12, 2010, by and between Kratos Defense & Security Solutions, Inc. and the Stockholders of Gichner Holdings, Inc. Certain schedules and exhibits referenced in the Stock Purchase Agreement have been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished supplementally to the Securities and Exchange Commission upon request.

99.1	April 12, 2010 Press Release by Kratos Defense & Security Solutions, Inc.

4

Exhibit 2.1

STOCK PURCHASE AGREEMENT

by and among

THE STOCKHOLDERS OF

GICHNER HOLDINGS, INC.,

a Delaware corporation,

as Sellers

and

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.,

a Delaware corporation

as Purchaser

DATED APRIL 12, 2010

TABLE OF CONTENTS

Page

ARTICLE 1	DEFINITIONS	1

1.1	Certain Definitions	1

1.2	Construction of Certain Terms and Phrases	12

ARTICLE 2	PURCHASE AND SALE TRANSACTION	13

2.1	Purchase and Sale of the Purchased Shares	13

ARTICLE 3	PURCHASE PRICE	13

3.1	Purchase Price	13

3.2	Payment of the Purchase Price	13

3.3	Working Capital Purchase Price Adjustment	14

3.4	Post-Closing Working Capital Adjustment	15

3.5	Negotiation of Purchase Price Adjustment	16

3.6	Resolution of Disputes by Referee	16

3.7	Payment of Closing Purchase Price Adjustment	17

3.8	Options	17

3.9	Withholding Rights	17

ARTICLE 4	CLOSING MATTERS	18

4.1	Closing	18

4.2	Prior to Closing	18

4.3	Deliveries at Closing	18

4.4	Further Assurances and Cooperation	20

ARTICLE 5	REPRESENTATIONS AND WARRANTIES OF SELLERS	21

5.1	Representations and Warranties of Sellers	21

5.2	Representations and Warranties of Purchaser	37

ARTICLE 6	INDEMNIFICATION	38

6.1	Indemnification by Sellers and Purchaser	38

6.2	Indemnification Procedures	39

6.3	Survival	41

6.4	Limitations	42

6.5	Exclusive Remedy; Suspension	42

6.6	No Consequential Damages	43

i

6.7	Method and Treatment of Indemnification Payments	43

6.8	Materiality	43

6.9	Mitigation and Limitation of Claims	44

ARTICLE 7	TAX MATTERS	44

7.1	Straddle Period	44

7.2	Tax Returns	44

7.3	Amendment to Tax Returns	45

7.4	Tax Refunds	45

7.5	No Code Section 338 Election	45

7.6	Cooperation on Tax Matters	45

ARTICLE 8	CERTAIN COVENANTS	45

8.1	Non-Compete and Non-Solicitation	45

8.2	Restricted Use of Confidential Information	47

8.3	Conduct of Business by the Companies Pending the Closing	48

8.4	No Solicitation	51

8.5	Certain Notifications	51

8.6	Access to Information	52

8.7	Actions With Respect to Financing	52

8.8	Reasonable Best Efforts	53

8.9	Consents	53

8.10	Indebtedness	54

8.11	Public Announcements	54

8.12	Books and Records	55

ARTICLE 9	SELLERS’ REPRESENTATIVE	55

9.1	Authorization of the Sellers’ Representative	55

9.2	Payments of Expenses; Holdbacks	57

9.3	[Intentionally Omitted]	58

9.4	Compensation; Exculpation; Indemnity; Security	58

9.5	Successor Representative; Termination of Representative	59

9.6	No Third Party Rights	59

9.7	No Liability of Purchaser	59

ARTICLE 10	CONDITIONS TO CLOSING	60

10.1	Conditions to Purchaser’s Obligation to Close	60

10.2	Conditions to Sellers’ Obligation to Close	61

10.3	Conditions to Obligations of Each Party to Close	61

ARTICLE 11	TERMINATION	62

11.1	Circumstances for Termination	62

11.2	Effect of Termination	62

ARTICLE 12	MISCELLANEOUS	62

12.1	Governing Law and Jurisdiction	62

12.2	Notices	63

12.3	Amendments	64

12.4	Entire Agreement	65

12.5	Headings; Interpretation	65

12.6	No Assignment; Binding Effect	65

12.7	Invalidity	65

12.8	Counterparts	65

12.9	Incorporation by Reference	65

12.10	Disclosure Schedules	65

12.11	Time of the Essence	66

12.12	No Third Party Beneficiaries	66

12.13	Facsimile or Electronic Signature	66

12.14	Expenses	66

SCHEDULES:

Section 1.1(a)	Employees
Section 1.1(b)	Permitted Liens
Section 5.1(a)(iv)	Organization and Existence; Power and Authority
Section 5.1(a)(v)	Organization and Existence; Ownership; Authority and Approval
Section 5.1(c)	Consents; No Conflict
Section 5.1(d)	Governmental Approvals and Filings
Section 5.1(e)	Financial Statements
Section 5.1(f)	Legal Proceedings
Section 5.1(g)(i)	Employee Benefit Plans
Section 5.1(g)(ii)	ERISA
Section 5.1(h)	Title
Section 5.1(i)	Intellectual Property
Section 5.1(j)	Material Contracts
Section 5.1(k)	Permits
Section 5.1(l)	Environmental Matters
Section 5.1(n)	Taxes
Section 5.1(o)	No Material Adverse Change
Section 5.1(r)	Employee Matters
Section 5.1(s)(i)	Customers
Section 5.1(t)	Inventory
Section 5.1(u)	Related Party Transactions
Section 5.1(w)	Insurance
Section 5.1(x)	Certain Business Practices
Section 5.1(aa)	Company Transaction Expenses
Section 5.1(bb)	Indebtedness

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (collectively with the Exhibits and Schedules referred to herein, this “Agreement”) is made this 12th day of April, 2010 (the “Execution Date”), by and among each of the stockholders (individually, a “Seller” and, collectively, “Sellers”) of Gichner Holdings, Inc., a Delaware corporation (“Holdings”), and Kratos Defense & Security Solutions, Inc., a Delaware corporation (“Purchaser”).

WITNESSETH:

1.           Holdings designs, manufactures, integrates, tests, markets, distributes, sells and services hard-sided tactical shelters containers and specialized truck bodies for military and certain commercial applications (the “Business”).

2.           Holdings conducts the Business through its direct and indirect wholly-owned subsidiaries: (a) Gichner Systems Group, Inc. (“Gichner Inc.”), (b) Gichner Systems International, Inc., (“Gichner International”), (c) Gichner Europe Ltd. (“Gichner Europe”), and (d) Charleston Marine Containers, Inc. (“CMCI”).

3.           Holdings owns certain land and buildings in Dallastown, Pennsylvania used in the Business through its direct and indirect wholly-owned subsidiaries, respectively, Dallastown Realty I, LLC (“Dallastown I”) and Dallastown Realty II, LLC (“Dallastown II”).

4.           Purchaser wishes to purchase from Sellers, and Sellers wish to sell to Purchaser, the Business by way of the purchase by Purchaser from Sellers of all of the issued and outstanding shares of the capital stock of Holdings from Sellers.

NOW, THEREFORE, in consideration of the premises and of the respective representations, warranties, covenants, agreements, and conditions contained herein, the adequacy and sufficiency of which is hereby acknowledged by the parties hereto, and Sellers and Purchaser, intending to be legally bound hereby, agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Certain Definitions.  In this Agreement and any Exhibit or Schedule hereto, the following capitalized terms have the following respective meanings:

“Actual Value” has the meaning set forth in Section 3.6(b)(iii).

“Affiliate” means, as to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with that Person.  For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person or group of Persons, means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the Person, whether through the ownership of voting securities or by contract.

“Agreement” has the meaning set forth in the preamble.

“Ancillary Agreements” means all agreements, certificates, instruments or other documents required to be executed and/or delivered pursuant to or in connection with this Agreement by any Person, including, without limitation, the Related Agreements.

“Antitrust Laws” has the meaning set forth in Section 8.9(b).

“Base Purchase Price” has the meaning set forth in Section 3.1.

“Base Working Capital” has the meaning set forth in Section 3.3(b).

“Basket” has the meaning set forth in Section 6.4(b).

“Best Efforts” means the commercially reasonable efforts that a prudent Person wanting to achieve the result in question would take under similar circumstances to achieve that result.

“Business” has the meaning set forth in the recitals.

“Business Day” means a day other than a Saturday, Sunday or national holiday on which commercial banks in the State of Delaware are open for the transaction of commercial banking business.

“Business Material Adverse Effect” means any material adverse event, change or effect that, individually or with all related events, changes or effects, has a material adverse effect on the Business, taken as a whole.  Notwithstanding the foregoing, none of the following events constitute or will be taken into account in determining whether there has been a Business Material Adverse Effect:  any adverse change, event, development or effect to the extent arising from or relating to (a) general business or economic conditions (including such conditions related to the Business), (b) national or international political or social conditions (including hostilities and terrorist activity), (c) financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (d) changes in GAAP, or (e) changes in applicable Law.

“Cap” has the meaning set forth in Section 6.4(a).

“Cash and Cash Equivalents” means all cash, rights in bank accounts, certificates of deposit, bank deposits, cash equivalents, investment securities and checks or other payments attributable to the period prior to the Effective Time (including received in lock boxes).

“CDTB Refund” has the meaning set forth in Section 7.4.

“Claim” has the meaning set forth in Section 6.2(a).

“Claim Notice” has the meaning set forth in Section 6.2(a).

“Closing” means the consummation of the transactions contemplated in this Agreement.

“Closing Balance Sheet” has the meaning set forth in Section 3.4(a).

“Closing Date” has the meaning set forth in Section 4.1.

“Closing Date Indebtedness” has the meaning set forth in Section 3.2(c).

“Closing Date Indebtedness Amount” has the meaning set forth in Section 3.2(c).

“Closing Date Indebtedness Report” has the meaning set forth in Section 3.2(c).

“Closing Date Tax Benefits” shall mean the Tax deductions to the Companies from or relating to the payment of (i) the consideration to the Option Holders pursuant to the Option Termination Agreements, (ii) the Sellers’ Expenses, (iii) any transaction bonuses or other compensation payments paid by Holdings or its Subsidiaries in connection with the Closings and (iv) the payment of any outstanding indebtedness of Holdings or it Subsidiaries on the Closing Date.

“Closing Payment” has the meaning set forth in Section 3.2(a).

“Closing Purchase Price” has the meaning set forth in Section 3.4(a).

“Closing Working Capital” has the meaning set forth in Section 3.4(a).

“Closing Working Capital Adjustment” has the meaning set forth in Section 3.3(b).

“CMCI” has the meaning set forth in the Recitals.

“CMCI Facility” means the real property located at 2301 Noisette Blvd., Charleston, South Carolina, including all buildings, fixtures, land, structures and improvements generally thereon together with all rights and appurtenances pertaining to such land including, but not limited to, any right or interest of CMCI in and to adjacent streets, alleys, right-of-ways, easements, railroad sidetrack agreements, utility agreements, and any other rights or benefits relating to land and improvements or structures located on such real estate, specifically including all buildings.

“CMCI Lease” means that certain Sublease by and between The Noisette Company, LLC, as landlord (as successor in interest to the Charleston Naval Complex Redevelopment Authority), and CMCI, as tenant, relating to the CMCI Facility, last amended on September 23, 2003.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Companies” or “Company Group” means, collectively, Holdings, Gichner Inc., Gichner International, Gichner Europe, CMCI, Dallastown I and Dallastown II.

“Company Contracts” has the meaning set forth in Section 5.1(j)(i).

“Company Permits” has the meaning set forth in Section 5.1(k).

“Company Intellectual Property” means all Intellectual Property owned or used by the Companies in the conduct of the Business, together with all income, royalties, damages and payments due or payable as of the Effective Time or thereafter (including the rights to enforce the foregoing and to collect damages for past, present or future infringements or misappropriations thereof), and all copies and tangible embodiments of the foregoing.

“Company Transaction Expenses” has the meaning set forth in Section 5.1(bb).

“Competing Party” has the meaning set forth in Section 8.4.

“Competing Transaction” has the meaning set forth in Section 8.4.

“Confidential Information” means any and all of the following confidential or proprietary information of the Companies or Purchaser that has been or may hereafter be disclosed in any form, whether in writing, orally, electronically, visually or otherwise, or otherwise made available by observation, inspection, or otherwise by either party or its directors, managers, officers, employees, Affiliates, agents or advisors (each a “Representative”) (collectively, a “Disclosing Party”) to the other party or its Representatives (collectively, a “Receiving Party”):

(a)           all information that is a trade secret under applicable Law, including, without limitation, Trade Secrets as defined under the Uniform Trade Secrets Act as adopted in the State of Delaware;

(b)           all information concerning product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current and planned research and development, current and planned manufacturing or distribution methods and processes, customer lists or identities, current and anticipated customer requirements, price lists, market studies, business plans, computer hardware and software and database technologies, systems, structures and architectures;

(c)           all information concerning the business and affairs of the Disclosing Party (which includes historical and current financial statements, financial projections and budgets, Tax Returns and accountants’ materials, historical, current and projected sales, capital spending budgets and plans, business plans, strategic plans, marketing and advertising plans, publications, customer lists and files, contracts, the names and backgrounds of key personnel and personnel training techniques and materials, however, documented), and all quantifiable information obtained from review of the Disclosing Party’s documents or property or discussions with the Disclosing Party regardless of the form of the communication;

(d)           any documents or materials marked “confidential” or “proprietary”; and

(e)           all notes, analyses, compilations, studies, summaries and other material prepared by the Receiving Party to the extent containing or based, in whole or in part, upon any information included in the foregoing.

Any Trade Secrets of a Disclosing Party will also be entitled to all of the protections and benefits under applicable Law.  If any information that a Disclosing Party deems to be a trade secret is found by a court of competent jurisdiction not to be a Trade Secret for purposes of this Agreement, such information will still be considered Confidential Information for the purposes of this Agreement to the extent included within the definition.

Upon the Closing, all Confidential Information of the Companies that relates solely to the Business will become the property of Purchaser and thereafter treated by Sellers and their Affiliates for all purposes as Confidential Information of Purchaser subject to the provisions of Section 8.2.

“Consent” means any approval, consent, ratification, permission, waiver or authorization.

“Contract” means any written contract, agreement or instrument, including, without limitation, supply contracts, purchase orders, sale orders, customer agreements, mortgages, subcontracts, indentures, leases of personal property, license agreements to or from any of the Companies, deeds of trust, notes or guarantees, pledges, liens, or conditional sales agreements to which the Person referred to is a party or by which any of its assets may be bound.

“Controlled Group Member” has the meaning set forth in Section 5.1(g)(ii)(C).

“Copyrights” means, as they exist anywhere in the world, copyrights and mask works, including copyright registrations and applications for registration thereof, all renewals and extensions thereof, and unregistered copyrights, and moral rights and economic rights of others in any of the foregoing.

“Dallastown I” has the meaning set forth in the Recitals.

“Dallastown II” has the meaning set forth in the Recitals.

“Dallastown Facility” means the real property located at 490 East Locust Street, Dallastown, Pennsylvania, including all buildings, fixtures, land, structures and improvements generally thereon together with all rights and appurtenances pertaining to such land including, but not limited to, any right or interest of Dallastown II in and to adjacent streets, alleys, right-of-ways, easements, railroad sidetrack agreements, utility agreements, and any other rights or benefits relating to the land and improvements or structures located on such real estate, specifically including all buildings.

“Dallastown Lease” means that certain Lease Agreement dated August 22, 2007 between Dallastown II, as landlord, and Gichner Inc., as tenant, relating to the Dallastown Facility.

“Damages” means all actual, out-of-pocket damages, payments, losses, injuries, penalties, fines, forfeitures, assessments, claims, suits, proceedings, investigations, actions, demands, causes of action, judgments, awards, charges, costs and expenses of any nature (including court costs, reasonable attorneys’, accountants’, consultants’ and experts’ fees, charges and other costs and expenses incident to any proceedings or investigation or the defense of any Claim (whether or not litigation has commenced)).

“Disclosing Party” has the meaning set forth in the definition of Confidential Information.

“Disclosure Schedules” means the disclosure schedules of Sellers as specified in this Agreement that are delivered to Purchaser under this Agreement.

“Effective Time” means 11:59 p.m., Eastern Standard Time, on the Closing Date.

“Employee Benefit Plans” has the meaning set forth in Section 5.1(g)(i).

“Employment Agreement(s)” means the employment agreements between Purchaser and each of the individuals listed on Section 1.1(a) of the Disclosure Schedules, dated as of the Closing Date.

“Environmental Laws” means all federal, state and local statutes and regulations relating to pollution, the treatment, storage, use, generation, transportation or disposal of Hazardous Materials, or protection of the environment, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Clean Water Act and similar state statutes and regulations.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“Escrow Account” means the escrow account held by the Escrow Agent for the benefit of Purchaser and Sellers pursuant to the Escrow Agreement.

“Escrow Agent” means JP Morgan Chase.

“Escrow Agreement” means the Escrow Agreement dated as of the Closing Date by and among Escrow Agent, Purchaser and Sellers’ Representative.

“Estimated Closing Balance Sheet” has the meaning set forth in Section 3.3(a).

“Estimated Working Capital” has the meaning set forth in Section 3.3(a).

“Execution Date” has the meaning set forth in the preamble.

“Financial Statements” has the meaning set forth in Section 5.1(e)(i).

“Financing” has the meaning set forth in Section 8.7.

“FIRPTA Certificate” has the meaning set forth in Section 4.3(a)(x).

“GAAP” means United States generally accepted accounting principles consistently applied.

“Gichner Europe” has the meaning set forth in the Recitals.

“Gichner Inc.” has the meaning set forth in the Recitals.

“Gichner International” has the meaning set forth in the Recitals.

“Goods” means raw materials, components, supplies, merchandise, finished goods or other goods and services.

“Government Antitrust Entity” has the meaning set forth in Section 8.9(b)(i).

“Governmental or Regulatory Authority” means any court, tribunal, authority, agency, commission, official or other instrumentality of the United States or any foreign country or jurisdiction, or any state, county, city or other political subdivision of the United States or any foreign country or jurisdiction.

“Hazardous Materials” means any substance, waste or material that has been defined or regulated by any Environmental Law, including, but not limited to, substances that are radioactive, hazardous or a waste, including PCBs, petroleum products or any fraction thereof, and all substances listed, defined or regulated as a “hazardous substance”, “hazardous waste”, “hazardous material”, or “toxic substance” under any Environmental Law.  Notwithstanding the preceding, “Hazardous Materials” does not include any substance or material that is naturally occurring and is present in the environment as a result of natural processes and not as a result of human activities.

“High Value” has the meaning set forth in Section 3.6(b)(ii).

“High Working Capital Target” has the meaning set forth in Section 3.3(b).

“Holdings” has the meaning set forth in the preamble.

“HSR Act” means the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means with respect to any Person at any date all obligations of such Person for borrowed money or in respect of loans or advances and other third-party financing (which, for the avoidance of doubt, will include any amount drawn on or prior to the Closing Date by a beneficiary under any Letter of Credit).

“Indemnified Party” has the meaning set forth in Section 6.3(a).

“Indemnifying Party” has the meaning set forth in Section 6.3(a).

“Insurance Policies” has the meaning set forth in Section 5.1(x).

“Intellectual Property” means the following:

(a)           Trademarks;

(b)           Patents;

(c)           Copyrights;

(d)           Internet Assets;

(e)           Software; and

(f)           Trade Secrets.

“Interim Financial Statements” has the meaning set forth in Section 5.1(e)(i).

“International Plan” means each material employment, severance or similar Contract or arrangement (whether or not written) or any material plan, policy, fund, program or arrangement or Contract, including, without limitation, multiemployer plan, pension, retirement savings, profit sharing, equity compensation, accident, health, hospitalization, severance, employment, change-in-control, fringe benefit, bonus, incentive, deferred compensation and any other employee benefit plan, agreement, program, policy or other arrangement that (i) is entered into, maintained, administered or contributed to by any Company; and (ii) in which any individual employed outside of the United States by any Company participates.

“Internet Assets” means, as they exist anywhere in the world and subject to any applicable registrar’s terms and conditions and agreements, domain names, Internet addresses and other computer identifiers, web sites, web pages and similar rights and items.

“Inventory” means all inventory owned by the Companies that is related to the Business as of the Effective Time, including all inventories of raw materials, work-in-process, finished goods, supplies, spare parts and packaging materials including inventory related to the Business, that are either (i) located at the Dallastown Facility or the CMCI Facility, or (ii) with customers on consignment or third parties for cleaning or repair.

“IRS Notice” has the meaning set forth in Section 4.3(a)(x)

“Knowledge” means the actual knowledge, after reasonably inquiry, of Thomas Mills, IV, William Wilson, Scott Sarine, Cody Baker and Sam Morris.

“Laws” means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law in any jurisdiction or any state, county, city or other political subdivision or of any Governmental or Regulatory Authority, including, without limitation, Environmental Laws, public health, OSHA and anti-kickback statutes.

“Letter of Credit” means any letter of credit listed on Section 1.1(b) of the Disclosure Schedules.

“Liability” or “Liabilities” means any or all obligations (whether to make payments, to give notices or to perform or not perform any action), commitments, contingencies and other liabilities of a Person (whether known or unknown, asserted or not asserted, whether absolute, accrued, contingent, fixed or otherwise, determined or determinable, liquidated or unliquidated, and whether due or to become due).

“Lien” means any mortgage, pledge, security interest, hypothecation, assignment, encumbrance, lease, lien, option, right of use and other rights of other Persons, any conditional sale contract, title retention contract, or other encumbrance of any kind, including easements, conditions, reservations and restrictions.

“Low Value” has the meaning set forth in Section 3.6(b)(i).

“Low Working Capital Target” has the meaning set forth in Section 3.3(b).

“Material Contracts” has the meaning set forth in Section 5.1(j)(i).

“Option” has the meaning set forth in Section 3.8.

“Option Holders” has the meaning set forth in Section 3.8.

“Order” means and includes any writ, judgment, decree, injunction, award or other order of any Governmental or Regulatory Authority.

“Ordinary Course of Business” means an action taken by a Person if:  (a) such action is in the ordinary course of business and consistent with the past practices of such Person; (b) such action is not required to be authorized by the board of directors or members of such Person (or by any Person or group of Persons exercising similar authority); and (c) such action is similar in nature and magnitude to actions customarily or previously taken, without any authorization by the board of directors or members (or by any Person or group of Persons exercising similar authority), in the ordinary course of normal operations or business activities of other Persons that are in the same line of business or acting under a similar set of circumstances as such Persons.

“Organizational Document” means (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the articles of organization, operating agreement, limited liability company agreement, or similar document governing a limited liability company; (c) any other charter, articles, bylaws, certificate, statement, statutes or similar document adopted, filed or registered in connection with the creation, formation, organization, or governance of a Person, and any Contract among the equity holders, partners or members of a Person relating to the ownership of such Person; and (d) any amendment to any of the foregoing.

“Original Filing Date” has the meaning set forth in Section 8.9(b).

“OSHA” means the Occupational Safety and Health Act of 1970, 29 U.S.C. §651, et seq.

“Outside Closing Date” has the meaning set forth in Section 11.1(c).

“Patents” means, as they exist anywhere in the world, patents, patent applications and statutory invention registrations, designs and improvements described and claimed therein, patentable inventions and other patent rights (including any divisions, continuations, continuations-in-part, reissues, reexaminations, extensions, equivalents or interferences thereof, whether or not patents are issued on any such applications and whether or not any such applications are modified, withdrawn, or resubmitted), and all rights therein provided.

“Payables” means payment obligations or indebtedness of the Companies to trade creditors which are classified as accounts payable in accordance with GAAP.

“Percentage Interest” means, with respect to each Seller, a fraction, the numerator of which is the aggregate number of shares of common stock of Holdings (including common stock into which Series B Preferred Stock of Holdings is converted) held by such Seller immediately prior to the Closing and the denominator of which is the aggregate number of shares of common stock of Holdings (including common stock into which Series B Preferred Stock of Holdings is converted) held by all Sellers immediately prior to the Closing.

“Permits” means all licenses, permits, authorizations, approvals, registrations, franchises and similar consents granted or issued by any Governmental or Regulatory Authority.

“Permitted Lien” means (i) real property taxes and assessments, both general and special, that are a Lien but not yet due and payable, (ii) exceptions directly or indirectly created by Purchaser, (iii) the Liens listed on Section 1.1(b) of the Disclosure Schedules, (iv) immaterial survey exceptions, restrictive covenants, easement agreements and other Liens of record, (v) Liens imposed by applicable Law, such as materialmen’s, mechanics’, carriers’, workmen’s, repairmen’s and other similar Liens arising in the Ordinary Course of Business for immaterial amounts not yet due or which are being contested in good faith, (vi) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations, and (vii) zoning, building codes, and other land uses rules, regulations and Laws.

“Per Share Common Closing Payment” shall be equal to the (a) Closing Payment plus the aggregate exercise price of all of the in-the-money Options less the sum of $1,000 for each outstanding share of Series A Preferred Stock of Holdings plus any accrued but unpaid accrued dividends thereon as of immediately prior to the Closing divided by (b) the aggregate number of shares of common stock of Holdings issued and outstanding immediately prior to the Closing (taking into account the shares of common stock of Holdings into which the Series B Preferred Stock of Holdings is converted in connection with the Closing) plus the aggregate number of shares of Holdings common stock underlying any in-the-money Options.

“Person” means any natural person, corporation, general partnership, limited partnership, limited liability partnership, limited liability company, proprietorship, other business organization, trust, Governmental or Regulatory Authority or any other entity whatsoever.

“Plante” has the meaning set forth in Section 7.2.

“Pre-Closing Stub Returns” has the meaning set forth in Section 7.2.

“Post-Closing Tax Period” means any taxable period (or portion thereof) commencing after the Closing, including the portion of any Straddle Period commencing after the Closing).

“Pre-Closing Tax Period” means any taxable period (or portion thereof) ending on or prior to the Closing, including the portion of any Straddle Period up to and including the date of Closing.

“Proceeding” means any claims, controversies, demands, actions, lawsuits, investigations, proceedings or other disputes, formal or informal, including any by, involving or before any arbitrator or any Governmental or Regulatory Authority.

“Products” means any product, line of products or service which any Company has marketed and/or sold in the preceding three (3) calendar years, or which any Company currently proposes to market and/or sell.

“Purchased Shares” means one hundred percent (100%) of the issued and outstanding shares of the capital stock of Holdings, all of which are held of record and beneficially by Sellers.

“Purchaser” has the meaning set forth in the preamble.

“Purchaser Indemnified Parties” has the meaning set forth in Section 6.1(a).

“Purchaser Tax Act” means any (i) Tax election, waiver or disclaimer, (ii) change in Tax accounting method, or (iii) change in the Tax reporting treatment of any item, in each case that (A) is made by Purchaser or its Affiliates (including the Companies) or any successor or assign of Purchaser or its Affiliates after the Closing Date, (B) is made with respect to the Companies or any of their successors or assigns, (C) is not required by Law or any Taxing authority and (D) is the cause of any increase in income or a decrease in deductions or other allowances or credits for any taxable period ending on or before the Closing that results in an increase in Taxes for such period, as well as any action outside the Ordinary Course of Business taken by or on behalf of the Companies on the Closing Date after the Closing.

“Receivables” means the (a) accounts receivable of the Companies which are reflected on the Interim Financial Statements, and (b) accounts receivable of the Companies from the date of the Interim Financial Statements through the Effective Time.

“Receiving Party” has the meaning set forth in the definition of Confidential Information.

“Referee” has the meaning set forth in Section 3.6(a).

“Related Agreements” means the Employment Agreements and the Escrow Agreement.

“Representative” has the meaning set forth in the definition of Confidential Information.

“Restricted Parties” has the meaning set forth in Section 8.1(a).

“Restriction Period” has the meaning set forth in Section 8.1(a).

“Seller Indemnified Parties” has the meaning set forth in Section 6.1(b).

“Sellers” has the meaning set forth in the preamble.

“Series A Preferred Stock Payment” means the aggregate amount payable at the Closing in respect of all the outstanding shares of Series A Preferred Stock of Holdings (equal to $1,000 plus accrued but unpaid dividends for each share thereof (with pro rata amounts payable in respect of fractional shares).

“Sellers’ Representative” has the meaning set forth in Section 9.1.

“Software” means computer software programs, including all source code, object code (to the extent of existing license or ownership rights), specifications, databases and documentation related to such programs.

“Straddle Period” has the meaning set forth in Section 7.1.

“Tangible Personal Property” means the equipment, machinery, tools, dies, molds, tooling (including that located at suppliers’ places of business), furniture, fixtures, computers, hardware supplies, motor vehicles, supplies and other tangible personal property owned by the Companies and used in the Business.

“Tax Returns” means all returns, declarations, reports, statements, schedules, notices, forms or other documents or information required to be filed with a Governmental or Regulatory Authority in respect of any Tax, and the term “Tax Return” means any one of the foregoing Tax Returns.

“Tax” or “Taxes” shall mean any federal, state, local or foreign income, gross receipts, payroll, employment, excise, custom, duty, franchise, net worth, profits, withholding, social security (or similar), unemployment, real property, personal property, sales, use, transfer, valued added, estimated, alternative or add-on minimum tax, or similar governmental assessment, however denominated, including any interest, penalty or addition thereto.

“Trade Secrets” means, as they exist anywhere in the world, trade secrets, know-how, invention disclosures, processes, procedures, customer lists and personally-identifiable information, databases, confidential business information, concepts, ideas, designs, research or development information, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, technical data, discoveries, modifications, extensions, improvements, and other proprietary information and rights (whether or not patentable or subject to copyright or mask work protection).

“Trademarks” means, as they exist anywhere in the world, trademarks, service marks, trade dress, trade names, brand names, designs, logos, or corporate names, whether registered or unregistered, and all registrations and applications for registration thereof, and all goodwill associated therewith, and all rights therein.

“Transfer Taxes” means all transfer, documentary, sales, registration, recordation taxes and similar charges arising in connection with the transfer of the Purchased Shares affected pursuant to this Agreement.

“U.S.” means the United States of America.

“Working Capital” has the meaning set forth in Section 3.3.

“York Lease” means that certain Lease Agreement between Patriot Richards Associates, L.P. and Gichner Inc. dated June 22, 2009, as last amended on February 9, 2010.

1.2 Construction of Certain Terms and Phrases.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article,” “Section,” or “clause” refer to the specified Article, Section, or clause of this Agreement; and (v) the term “including” means including but not limited to.

(b) Any representation or warranty contained herein as to the enforceability of a Contract (including this Agreement and any Ancillary Agreement) will be subject to the effect of any bankruptcy, insolvency, reorganization, moratorium or other similar law affecting the enforcement of creditors’ rights generally and to general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at Law).  Whenever this Agreement refers to a number of days, such number will refer to calendar days.

(c) This Agreement is being entered into by and among competent and sophisticated parties who are experienced in business matters and represented by counsel and other advisors, and have been reviewed by the parties and their counsel and other advisors.  Therefore, any ambiguous language in this Agreement will not be construed against any particular party as the drafter of the language.

ARTICLE 2

PURCHASE AND SALE TRANSACTION

2.1 Purchase and Sale of the Purchased Shares.  Each Seller hereby sells, transfers, conveys, assigns, delivers and sets over to Purchaser, and Purchaser hereby purchases and accepts, all of the right, title, benefit and interest of such Seller in and to the Purchased Shares owned by him, her or it, free and clear of all Liens.

ARTICLE 3

PURCHASE PRICE

3.1 Purchase Price.  The aggregate purchase price (the “Base Purchase Price”) for the Purchased Shares is One Hundred Thirty Three Million Dollars ($133,000,000.00).  The Base Purchase Price will be subject to adjustment (a) at Closing as provided in Section 3.3 below, and (b) following Closing as provided in Section 3.4 below.

3.2 Payment of the Purchase Price.

(a) At Closing, Purchasers shall pay to each of the Sellers an amount of cash equal to the excess of the Closing Payment over the aggregate amount to be paid to the Option Holders pursuant to Section 3.8 (other than payments to be made out of the Escrow Account or in connection with the final determination of Closing Working Capital) multiplied by the Percentage Interest of such Seller.  In addition, a portion of the Base Purchase Price shall be paid to certain creditors of the Companies as provided in Section 3.2(d).  The Closing Payment to be paid to the Sellers at the Closing shall be paid by wire transfer of immediately available funds to the accounts specified in writing by Sellers in writing no less than five (5) Business Days prior to the Closing.  For purposes of this Agreement, “Closing Payment” shall mean an aggregate amount of cash equal to (i) the Estimated Purchase Price, (ii) minus the Escrow Amount, (iii) minus the Closing Date Indebtedness Amount, and (iv) minus the Series A Preferred Stock Payment.

(b) At the Closing and as security for Sellers’ indemnification obligations set forth in Article 6, Purchaser shall remit to the Escrow Account to be held by the Escrow Agent pursuant to the Escrow Agreement an amount of cash equal to Eight Million One Hundred Thousand Dollars ($8,100,000.00) (the “Escrow Amount”).  On the first Business Day following the one year anniversary of the Closing Date, Escrow Agent shall deliver any remaining amounts of the Escrow Amount to Sellers in the manner reasonably designated by Sellers to Escrow Agent in writing at least five (5) Business Days prior to such date less any amounts then in dispute related to indemnification obligations arising under this Agreement or any other Ancillary Agreement; provided, that the withheld Escrow Amount, to the extent not applied in satisfaction of such indemnification obligations, shall be paid to Sellers promptly upon resolution of such dispute.

(c) No later than five (5) days prior to the Closing Date, Sellers shall deliver to Purchaser a reasonably detailed statement (the “Closing Date Indebtedness Report”) setting forth the exact amount of each item of Indebtedness of the Companies as of the Closing, which amount will include any Company Transaction Expenses remaining unpaid and outstanding as of the Closing Date (each item of Indebtedness set forth on the Closing Date Indebtedness Report and deducted from the Closing Payment pursuant to Section 3.2(a), an item of “Closing Date Indebtedness” and the aggregate amount of such unpaid Indebtedness and Company Transaction Expenses reflected on the Closing Date Indebtedness Report, the “Closing Date Indebtedness Amount”).  Purchaser shall have a reasonable opportunity to discuss such report with Sellers and review such report and the underlying books and records of the Companies related thereto.

(d) The Closing Date Indebtedness Amount shall be deducted from the Estimated Purchase Price as contemplated by Section 3.2(a).  On the Closing Date, Purchaser shall (i) repay the Closing Date Indebtedness Amount shown on the Closing Date Indebtedness Report to the applicable lenders and vendors or (ii) provide Holdings with sufficient cash to, and cause Holdings to, repay such amount in full to the applicable creditor; provided, however, that the responsibility for the payment of any Indebtedness or Company Transaction Expenses not reflected on the Closing Date Indebtedness Report shall at all times following the Closing remain with the Sellers as provided in this Agreement.

(e) The Series A Preferred Stock Payment shall be deducted from the Estimated Purchase Price as contemplated by Section 3.2(a).  At the Closing, Purchaser shall pay the Series A Preferred Stock Payment to the Sellers by paying each Seller $1,000 plus accrued but unpaid dividends in respect of each share of Series A Preferred Stock held by such Seller immediately prior to the Closing (with pro rata amounts payable in respect of fractional shares).

3.3 Working Capital Purchase Price Adjustment.  As used herein, “Working Capital” means as of the Closing Date (but without giving effect to the Closing) (i) the sum of consolidated current assets of the Companies (which for the avoidance of doubt (1) will be cash and cash equivalents, accounts receivable, miscellaneous receivables, amounts due to the Companies from related parties, inventory of the Companies (which, for the avoidance of doubt, will also include costs and estimated earnings in excess of billing), prepaid current assets of the Companies (which shall include prepaid expenses and the current portion of deposits of the Companies), and (2) will not include any deferred income tax assets or other tax assets), all as determined in accordance with U.S. generally accepted accounting principles (“GAAP”) applied on a basis consistent with past practices of the Companies, minus (ii) the sum of all consolidated current liabilities of the Companies (which, for avoidance of doubt, (1) will be accounts payable, accrued liabilities and other current liabilities of the companies (including accrued warranty obligations, accruals for loss contracts and billings in excess of costs incurred and estimated earnings) and (2) will not include deferred Tax liabilities), all as determined in accordance with GAAP applied on a basis consistent with past practices of the Companies.  Notwithstanding anything to the contrary in this Section 3.3, for purposes of determining the Working Capital as of the Closing Date, current or accrued liabilities shall not include any federal or state income Tax liabilities of the Companies for the Taxable year of the Companies that includes or ends on the Closing Date, it being the intent that any such federal or state income Tax liabilities will be paid pursuant to Section 7.2 of this Agreement   The Base Purchase Price will be adjusted at Closing in respect of the Working Capital as follows:

(a) Not later than three (3) Business Days prior to Closing, Sellers will cause the Companies to prepare and deliver to Purchaser (i) an estimated consolidated balance sheet of the Companies as of the Closing Date (but without giving effect to the Closing) (the “Estimated Closing Balance Sheet”), (ii) a certificate indicating a good faith estimate of Working Capital as of the Closing Date (the “Estimated Working Capital”; prepared in accordance with this Agreement and certified by the President of Holdings, and (iii) an estimate of the purchase price payable at Closing (net of the Indebtedness of the Companies (other than Indebtedness relating to outstanding Letters of Credit that have not been drawn by the beneficiary on or prior to the Closing) to be paid off at Closing).  The Estimated Closing Balance Sheet and the Estimated Working Capital will be prepared by the Companies in accordance with GAAP applied on a basis consistent with the past practices of the Companies.  The Estimated Closing Balance Sheet will show no cash on hand.

(b) The Base Purchase Price will be (i) increased on a dollar ($1.00) for dollar ($1.00) basis to the extent that the Estimated Working Capital is greater than Seventeen Million Five Hundred Thousand Dollars ($17,500,000.00) (the “High Working Capital Target”), and (ii) decreased on a dollar ($1.00) for dollar ($1.00) basis to the extent that the Estimated Working Capital is less than Seventeen Million One Hundred Thousand Dollars ($17,100,000.00) (the “Low Working Capital Target”).  The Base Purchase Price, as adjusted pursuant to this Section 3.3(b), is referred to herein as the “Estimated Purchase Price.”

3.4 Post-Closing Working Capital Adjustment.  The Base Purchase Price will be recalculated after the Closing based on a determination of the Closing Working Capital (as defined below) of the Companies as of the Closing Date as follows:

(a) As soon as practicable, but not later than ninety (90) days after the Closing, Purchaser will prepare and deliver to Sellers’ Representative (i) a consolidated balance sheet of the Companies as of the Closing Date (the “Closing Balance Sheet”), (ii) a certificate indicating the Working Capital as of the Closing Date (the “Closing Working Capital”) (but without giving effect to the Closing), in each case in accordance with GAAP applied on a basis consistent with the past practices of the Companies, and (iii) a recalculation of the Base Purchase Price based on the Closing Working Capital (net of the Indebtedness of the Companies paid off at Closing) (the “Closing Purchase Price”).  The aggregate out-of-pocket fees and expenses incurred by the Companies in connection with the preparation of the Estimated Closing Balance Sheet and the calculation of the Estimated Working Capital shall be paid as Company Transaction Expenses.  The aggregate out-of-pocket fees and expenses incurred in the preparation of the Closing Balance Sheet and the calculation of the Closing Working Capital shall be paid by Purchaser.

(b) Subject to Sections 3.5 and 3.6 of this Agreement:

(i) the Base Purchase Price will be (i) increased on a dollar ($1.00) for dollar ($1.00) basis to the extent that the Closing Working Capital is greater than the greater of the Estimated Working Capital and the High Working Capital Target, and (ii) decreased on a dollar ($1.00) for dollar ($1.00) basis to the extent that the Closing Working Capital is less than the lesser of the Estimated Working Capital and the Low Working Capital Target.  In addition to such adjustment, the Base Purchase Price will be increased on a dollar ($1.00) for dollar ($1.00) basis to the extent of the cash balance on the Closing Date Balance Sheet; and

(ii) notwithstanding any adjustment pursuant to Section 3.4(b)(i), (1) if the Estimated Working Capital is greater than the High Working Capital Target, and the Closing Working Capital is less than or equal to the High Working Capital Target, then the Base Purchase Price will be decreased on a dollar ($1.00) for dollar ($1.00) basis by an amount equal to the difference between the Estimated Working Capital and the High Working Capital Target, and (2) if the Estimated Working Capital is less than the Low Working Capital Target and the Closing Working Capital is greater than or equal to the Low Working Capital Target, then the Base Purchase Price will be increased on a dollar ($1.00) for dollar ($1.00) basis by an amount equal to the difference between the Estimated Working Capital and the Low Working Capital Target.

3.5 Negotiation of Purchase Price Adjustment.  With respect to the delivery of the Working Capital calculations pursuant to Section 3.4, not later than ten (10) days following Sellers’ Representative’s receipt of the Closing Balance Sheet, Closing Working Capital certificate and calculation of the Closing Purchase Price from Purchaser, Sellers’ Representative will deliver to Purchaser a written notice setting forth Sellers’ disputes, if any, with Purchaser’s determination of Closing Working Capital or Closing Purchase Price.  Purchaser and Sellers’ Representative shall have ten (10) Business Days following the date of Sellers’ Representative’s notice to Purchaser to attempt in good faith to resolve any differences.  During such ten (10) Business Day period, Purchaser and Sellers’ Representative shall be entitled to review the working papers of the other with respect to the determination of the Closing Working Capital or the Closing Purchase Price.  If Purchaser and Sellers’ Representative are unable to resolve any such objections within such ten (10) Business Day period, then the issues in dispute will be submitted for resolution in accordance with the procedures set forth in Section 3.6 below.

3.6 Resolution of Disputes by Referee.

(a) If Purchaser and Sellers’ Representative have a dispute with respect to the Closing Working Capital or Closing Purchase Price and are unable to resolve the dispute as provided above, then in each case the issue(s) in dispute will be submitted for resolution to an accounting firm to be selected jointly by Purchaser and Sellers’ Representative (the “Referee”).  The Referee shall determine the item(s) in dispute within thirty (30) days after the dispute is submitted to it in accordance with this Agreement.  If issue(s) in dispute are submitted to the Referee for resolution, (i) each of Purchaser and Sellers’ Representative will furnish to the Referee such work papers and other documents and information relating to the disputed issue(s) as the Referee may request and are available to such party (or its independent public accountants) and will be afforded the opportunity to present to the Referee any material relating to the determination of the issue(s) in dispute and to discuss such determination with the Referee; and (ii) the determination by the Referee of the issue(s) in dispute, as set forth in a written notice delivered to both parties by the Referee, will be binding and conclusive on Purchaser and Sellers; provided, that the Referee shall not assign a value to any item greater than the greatest value for such item, or lower than the lowest value of such item, claimed in any notice of disagreement presented to the such Referee pursuant hereto.

(b) In the event Purchaser and Sellers’ Representative submit any unresolved disputed issue(s) to the Referee for resolution, Purchaser and Sellers shall share responsibility for the fees and expenses of the Referee as follows:

(i) if the Referee resolves all of the remaining objections in favor of Purchaser’s position (the amount as so determined is referred to herein as the “Low Value”), then Sellers shall be responsible for all of the fees and expenses of the Referee;

(ii) if the Referee resolves all of the remaining objections in favor of Sellers’ position (the amount as so determined is referred to herein as the “High Value”), then Purchaser shall be responsible for all of the fees and expenses of the Referee; and

(iii) if the Referee neither resolves all of the remaining objections in favor of Purchaser’s position nor resolves all of the remaining objections in favor of Sellers’ position (the amount as so determined is referred to herein as the “Actual Value”), Sellers shall be responsible for that fraction of the fees and expenses of the Referee equal to (x) the difference between the High Value and the Actual Value over (y) the difference between the High Value and the Low Value, and Purchaser shall be responsible for the remainder of the fees and expenses of the Referee.

3.7 Payment of Closing Purchase Price Adjustment.

(a) If the Closing Working Capital as finally determined in accordance with Sections 3.5 or 3.6, as the case may be, is less than the lesser of the Estimated Working Capital and the Low Working Capital Target, then the difference shall be paid to Purchaser in immediately available funds from the Escrow within five (5) Business Days of such final determination.

(b) If the Closing Working Capital as finally determined in accordance with Section 3.5 or 3.6, as the case may be, exceeds the greater of the Estimated Working Capital and the High Working Capital Target, then Purchaser shall pay to Sellers the difference in immediately available funds within five (5) days of such final determination.

(c) Notwithstanding any payment pursuant to Section 3.7(a) or (b):

(i)  if the Estimated Working Capital is greater than the High Working Capital Target, and the Closing Working Capital as finally determined in accordance with Section 3.5 or 3.6, as the case may be, is less than or equal to the High Working Capital Target, then the difference between the Estimated Working Capital and the High Working Capital Target shall be paid to Purchaser in immediately available funds from the Escrow within five (5) Business Days of the final determination of the Closing Working Capital; and

(ii) if the Estimated Working Capital is less than the Low Working Capital Target, and the Closing Working Capital as finally determined in accordance with Section 3.5 or 3.6, as the case may be, is greater than or equal to the Low Working Capital Target, then Purchaser shall pay to Sellers the difference between the Estimated Working Capital and the Low Working Capital Target in immediately available funds within five (5) Business Days of the final determination of the Closing Working Capital.

3.8 Options.  Immediately prior to the Closing, each option to purchase common stock of Holdings, whether vested or unvested (each, an “Option”), shall be cancelled and terminated pursuant to the terms of the option termination agreements (the “Option Termination Agreements”) to be delivered by the holders of such Options (“Option Holders”) to Holdings on or prior to the Closing Date.  As further provided in such Option Termination Agreements, each such cancelled Option shall be converted into the right of each holder thereof to receive, for each share of Holdings common stock issuable under an Option, and subject to all applicable tax withholdings, an amount equal to the excess, if any, of (i) the Per Share Common Closing Payment less (ii) the exercise price payable in respect of such share of Holdings common stock issuable under such Option, plus, if and when payable after the Closing, an amount equal to such Option Holder’s pro rata share of the Escrow Amount and any Post-Closing Working Capital Adjustment.  Such amount (other than any amount to be paid to the Option Holders out of the Escrow Account or in connection with the final determination of Closing Working Capital) shall be paid to the Option Holders on the Closing Date.  Immediately prior to the Closing all of the Series B Preferred Stock of Holdings will be converted to common stock of Holdings in accordance with the terms of such Series B Preferred Stock.

3.9 Withholding Rights.  Purchaser shall be entitled to deduct and withhold from any amounts payable pursuant to Section 3.8 of this Agreement such amounts as are required to be deducted and withheld under the Code or any other applicable Law.  To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE 4

CLOSING MATTERS

4.1 Closing.  Upon the terms and subject to the conditions of this Agreement, the Closing shall take place beginning at 9:00 a.m. (local time) at the offices of Morrison & Foerster LLP, 12531 High Bluff Drive, San Diego, California, on the second Business Day after the satisfaction or waiver (subject to applicable Law) of the conditions set forth in Article 10 (excluding conditions that, by their nature, cannot be satisfied until the Closing Date, but subject to the continued satisfaction or, to the extent provided by Law and this Agreement, waiver of those conditions), unless this Agreement has been terminated pursuant to its terms or unless another time or date is agreed to in writing by the Parties hereto (the actual date of the Closing being referred to herein as the “Closing Date”).  All documents delivered and all transactions consummated at the Closing are deemed for all purposes to have been delivered and consummated effective as of the Effective Time.

4.2 Prior to Closing.  Other than with respect to Closing Date Indebtedness, the Companies shall have discharged, at their sole cost and expense, prior to the Closing Date, all mortgages, deeds of trust, financing statements and other instruments evidencing or securing the repayment of debt, judgment liens and other liens of a liquidated amount evidencing a monetary obligation (excluding Permitted Liens).

4.3 Deliveries at Closing.

(a) Deliveries of Sellers.  At the Closing, each Seller is delivering (as to (i), (ii) and (xvi) below) and the Sellers are causing the Companies to deliver (as to the other items) to Purchaser the following:

(i) a duly executed counterpart of this Agreement and the Related Agreements;

(ii) the original stock certificates of such Seller evidencing the Purchased Shares of such Seller coupled with stock powers duly endorsed in blank

(iii) the consent or approval, in form and substance reasonably satisfactory to Purchaser, of each Person or Governmental or Regulatory Authority whose consent or approval is required in connection with this Agreement and the transactions contemplated hereby, including the consents identified on Section 5.1(c) of the Disclosure Schedules;

(iv) to the extent their transfer is permitted under applicable Laws or to the extent notification, modification, amendment or transfer is required under applicable Laws as a result of the consummation of the transactions contemplated by this Agreement, such duly executed documents as are required to provide notice, amend, transfer or otherwise modify all Permits held by the Companies in the conduct of the Business, including the Permits listed on Section 5.1(l) of the Disclosure Schedule;

(v) a Certificate executed on behalf of the Company by its President or Chief Executive Officer, certifying the matters in Section 10.1(a);

(vi) a legal opinion from legal counsel to the Companies dated as of the Closing Date in form and substance reasonably satisfactory to Purchaser;

(vii) evidence satisfactory to Purchaser of the resignation of each of the directors of the Companies in office immediately prior to the Closing as directors of the Companies, effective as of the Closing;

(viii) evidence reasonably satisfactory to Purchaser that all Liens on assets of the Company (other than Permitted Liens) shall have been released prior to the Closing, shall be released simultaneously with the Closing or, with respect to Liens related to Closing Date Indebtedness, shall be released upon payment by Purchaser of the applicable amount set forth in the Closing Date Indebtedness Report following the Closing;

(ix) the Closing Date Indebtedness Report contemplated by Section 3.2(c);

(x) a certificate issued pursuant to and in compliance with Treasury Regulations Section 1.1445-2(c)(3) (the “FIRPTA Certificate”), certifying that the Purchased Shares are not U.S. real property interests within the meaning of Section 897 of the Code, and a notice to the IRS regarding the FIRPTA Certificate and in compliance with Treasury Regulations Section 1.897-2(h)(2) (the “IRS Notice”), together with written authorization for Purchaser to deliver the IRS Notice to the IRS on behalf of the Sellers upon the Closing.

(xi) a certificate from the Secretary of State of Delaware as to each Company’s good standing and payment of all applicable taxes;

(xii) a certificate duly executed by the Secretary of each of the Companies, attaching correct and complete copies of the Organizational Documents;

(xiii) the Estimated Closing Balance Sheet;

(xiv) the audited consolidated balance sheets of Holdings as of December 31, 2007, December 31, 2008 and December 31, 2009 and the related consolidated statements of income and cash flow for each of the twelve (12) month periods then ended;

(xv) the unaudited consolidated balance sheet of Holdings as of March 31, 2010, and the related consolidated statements of income and cash flow for the three month period then ended; and

(xvi) such other certificates, instruments or documents reasonably required pursuant to the provisions of this Agreement or otherwise necessary or appropriate to transfer the Purchased Shares in accordance with the terms hereof and consummate the transactions contemplated hereby, and to vest in Purchaser and its successors and assigns full, complete, absolute, legal and equitable title to the Purchased Shares, free and clear of all Liens, including such certificates, instruments and documents to be executed or delivered by Sellers pursuant to the terms of this Agreement.

(b) Deliveries by Purchaser.  At the Closing, Purchaser is delivering or causing to be delivered to Sellers the following:

(i) a wire transfer to an account of Altus Capital Partners, Inc. for credit to Sellers’ accounts, in the amount of the Closing Payment;

(ii) duly executed counterparts of this Agreement and the Related Agreements;

(iii) certified copies of resolutions of the directors of Purchaser authorizing the execution, delivery and performance of this Agreement and the Related Agreements; and such other duly executed documents, instruments and certificates as may be required to be delivered by Purchaser pursuant to the terms of this Agreement.

4.4 Further Assurances and Cooperation.

(a) Further Assurances.  Subject to the terms and conditions of this Agreement, at any time and from time to time after the Closing, at a party’s reasonable request, the other party will use its Best Efforts to execute and deliver such other instruments of sale, transfer, conveyance, assignment and confirmation, and assumption, and to provide such materials and information and to take such other actions as the other party may reasonably deem necessary or desirable in order to more effectively transfer, convey and assign to Purchaser the Purchased Shares.

(b) Post Closing Access to Books and Records.  Following the Closing, Purchaser and Sellers will afford each other, and their respective Representatives, during normal business hours, reasonable access to books and records in its possession with respect to periods through the Closing and the right to make copies and extracts therefrom to the extent that such access may be reasonably required by the requesting party in connection with (i) the preparation of Tax Returns, (ii) any Tax audit, Tax protest or other proceeding relating to Taxes, or (iii) compliance with the requirements of any Governmental or Regulatory Authority.  Neither Purchaser nor Sellers may, for a period of seven (7) years after the Effective Time, destroy or otherwise dispose of any such books, records and other data unless such party first offers in writing to surrender such books, records and other such data to the other party and such other party does not agree in writing to take possession thereof during the thirty (30) day period after such offer is made.  Purchaser and Sellers further will reasonably cooperate with each other in the conduct of any audit or other proceeding related to Taxes involving the Business.  This reasonable cooperation does not include payment to attorneys, accountants or other professional advisors in connection with such cooperation.

(c) Cooperation.  If, in order to properly prepare its Tax Returns or other documents or reports required to be filed with any Governmental or Regulatory Authority, it is necessary that either Purchaser or Sellers be furnished with additional information, documents or records relating to, the Business or the Purchased Shares and such information, documents or records are in the possession or control of the other party, such other party will use its Best Efforts to furnish or make available such information, documents or records (or copies thereof) to the recipient party at the recipient party’s reasonable request and at the recipient party’s cost and expense.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF SELLERS

5.1 Representations and Warranties of Sellers.  Except as set forth on the Disclosure Schedules, Sellers represent and warrant, jointly and severally except as otherwise noted, to Purchaser that:

(a) Organization and Existence.

(i) Each of Dallastown I and Dallastown II is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.  Each of Dallastown I and Dallastown II is qualified to do business as a foreign limited liability company in each state in which the ownership of its assets and/or the conduct of its business requires it to be so qualified, and is in good standing in each such state, except to the extent the failure to be so qualified does not have a Business Material Adverse Effect.

(ii) Each of Holdings, Gichner Inc., Gichner International and CMCI is (A) a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, (B) qualified to do business as a foreign corporation in each state in which the ownership of its assets and/or the conduct of its business requires it to be so qualified, and (C) in good standing in each such state, except to the extent the failure to be so qualified does not have a Business Material Adverse Effect.

(iii) Gichner Europe is a limited corporation duly organized, validly existing and in good standing under the laws of England and Wales.

(iv) Except as set forth on Section 5.1(a)(iv) of the Disclosure Schedules, each of the Companies has full power and authority to own, license or lease all of its assets and to operate its business as currently conducted by it and to carry on its Business as and where such assets are now owned or leased and its Business is now conducted.

(v) The authorized capital stock, and the issued and outstanding shares, of Holdings is as set forth in Section 5.1(a)(v) of the Disclosure Schedules.  Holdings is the beneficial and record holder of all of the issued and outstanding shares of the capital stock of Gichner Inc.  Gichner Inc. is the beneficial and record holder of all of the issued and outstanding shares of the capital stock of each of Gichner International and CMCI.  Gichner International is the beneficial and record holder of all of the issued and outstanding shares of the capital stock of Gichner Europe.

(vi) All of the issued and outstanding shares of the capital stock of Holdings have been duly authorized, validly issued, fully paid and are nonassessable and are not subject to, and were not issued in violation of, any preemptive rights.

(vii) No other securities of any class of the capital stock of Holdings, and no other ownership interests in Holdings, are issued, reserved for issuance or outstanding, except as set forth in Section 5.1(a)(v) of the Disclosure Schedules.  There are no outstanding or authorized offers, subscriptions, conversion rights, options, warrants, rights, convertible or exchangeable securities, stock appreciation, phantom stock, profit participation, understandings, claims of any character, obligations or other agreements or commitments of any nature, whether formal or informal, firm or contingent, written or oral, relating to the capital stock of, or other equity or voting interests in, Holdings pursuant to which Holdings is or may become obligated to:  (i) issue, deliver, sell or transfer, or cause to be issued, delivered, sold or transferred, any shares of its capital stock or other ownership or voting interests in or securities of it (whether debt, equity, or a combination thereof); (ii) grant, extend, issue, deliver or enter into any such agreements or commitments; or (iii) repurchase, redeem or otherwise acquire any capital stock or other ownership interests in or securities of it.

(viii) The Companies have delivered to Purchaser accurate, correct and complete copies of (i) the Organization Documents of each Company, as presently in effect; (ii) all stock records of the Companies; (iii) all minutes and other records of all meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the shareholders of the Companies and each Companies’ Board of Directors and all committees thereof; and (iv) all books of account and other financial records of the Companies.  The minute books of the Companies accurately and completely reflect all material corporate actions of such Person’s stockholders, Board of Directors and any committees.  The Companies are not in violation of any of the provisions of their Organization Documents.

(ix) All subsidiaries of the Companies are set forth in Section 5.1(a)(ix) of the Disclosure Schedules.

(b) Authority and Approval.  Each Seller represents and warrants, for himself, herself or itself:  (i) that he, she or it has the power to enter into this Agreement and each of the Related Agreements to which he, she or it is a party and to perform his, her or its obligations thereunder, (ii) this Agreement and the Related Agreements to which he, she or it is a party have been duly executed and delivered by him, her or it, and (iii) he, she or it is the record and beneficial owner of that number of the Purchased Shares set forth opposite his, her or its name on Schedule 5.1(a)(v) of the Disclosure Schedules and that such Purchased Shares are owned by him, her or it free and clear of all Liens.  If Seller is not a natural Person, it represents and warrants, for itself, that the execution, delivery and performance by it of this Agreement and the Related Agreements to which it is a party, and the consummation by it of the transactions contemplated herein and therein, have been duly authorized by all required action on its part.  Each Seller further represents and warrants, for himself, herself or itself, that this Agreement is, and each of the Related Agreements to which Seller is a party, when executed and delivered by Seller will be (assuming due execution and delivery by the other parties thereto), the valid and binding obligation of Seller, enforceable against Seller in accordance with their respective terms.

(c) No Conflict.

(i) Each Seller, for himself, herself or itself, represents and warrants that (A) the execution and delivery by such Seller of this Agreement and each of the Related Agreements to which he, she or it is a party (when so executed and delivered), and such Seller’s compliance with the terms and conditions hereof and thereof, and the consummation by such Seller of the transactions contemplated hereby and thereby, do not and will not (1) violate its Organizational Documents, if such Seller is not a natural Person, (2) subject to obtaining the authorizations referred to in Section 5.1(d), violate any provision of, or require any consent, authorization, or approval under, any Law or Order known to him, her or it, or (3) result in the creation of any Lien upon the Purchased Shares.

(ii) The execution and delivery of this Agreement and each of the Related Agreements (when so executed and delivered), and Sellers’ compliance with the terms and conditions hereof and thereof, and the consummation by Sellers of the transactions contemplated hereby and thereby, do not and will not (A) violate the Organizational Documents of any of the Companies, (B) to Sellers’ Knowledge, subject to obtaining the authorizations referred to in Section 5.1(d), violate any provision of, or require any consent, authorization, or approval under, any Law or Order applicable to any of the Companies, (C) to Sellers’ Knowledge, except as set forth in Section 5.1(c) of the Disclosure Schedules, violate, result in a breach of, constitute a default under, in any material respect, (whether with or without notice or the lapse of time or both), accelerate or permit the acceleration of the performance required by, or require any material consent, authorization, or approval under, any Material Contract or material Permit to which any of the Companies is a party or by which any of the Companies is bound or to which any of the assets or properties of any of the Companies are subject, or (D) result in the creation of any Lien upon the Purchased Shares or the assets or properties of any of the Companies.

(d) Governmental Approvals and Filing.  Except as disclosed in Section 5.1(d) of the Disclosure Schedules and other than the filing of a Notification and Report Form under the HSR Act, no material consent, authorization, approval or action of, filing with, notice to, or exemption from any Governmental or Regulatory Authority is required on the part of any Seller or any of the Companies is required in connection with the execution, delivery and performance of this Agreement or any Related Agreements or the consummation of the transactions contemplated hereby or thereby.

(e) Financial Statements.

(i) Sellers have made available to Purchaser copies of (A) the audited consolidated balance sheets of Holdings as of December 31, 2008 and December 31, 2009 and the related consolidated statements of income and cash flow for each of the twelve (12) month periods then ended and (B) the unaudited consolidated balance sheet of Holdings as of February 28, 2010, and the related consolidated statements of income, and cash flow for the two (2) month period then ended (the “Interim Financial Statements”) (collectively, the “Financial Statements”).  The Financial Statements (x) fairly present in all material respects the financial condition and results of operations, and cash flow of the Business at and as of the dates thereof and for the periods covered thereby, and (y) the Financial Statements were prepared and compiled in accordance with GAAP applied on a consistent basis throughout the periods indicated, subject, in the case of the Interim Financial Statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, result in a Business Material Adverse Effect) and the absence of notes.

(ii) Except as and to the extent reflected on the Interim Balance Sheets or in Section 5.1(e) of the Disclosure Schedules, the Companies have no Liabilities other than Liabilities incurred after the date of the Interim Balance Sheets in the Ordinary Course of Business or in connection with the transactions contemplated hereby.  Since February 28, 2010, the Companies have collected their accounts receivable and paid their accounts payable in a timely manner consistent with past practice.

(iii) The Companies maintain a system of internal accounting controls sufficient to provide reasonable assurance that:  (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(f) Legal Proceedings.  Section 5.1(f) of the Disclosure Schedules contains a list of each material charge, claim, lawsuit, arbitration or other legal or administrative proceeding to which any of the Companies (including any of their respective present officers or directors) is currently or, in the last three (3) years has been, a party.  Except as disclosed in Section 5.1(f) of the Disclosure Schedules:

(i) There is no pending or, to the Knowledge of the Sellers, threatened, claim, litigation, proceeding or Order of any Governmental or Regulatory Authority or governmental investigation relating to any of the Companies;

(ii) There are no lawsuits or arbitrations pending or, to the Knowledge of the Sellers, threatened, against any Seller or any of the Companies that would reasonably be expected (x) to have a Business Material Adverse Effect, (y) to adversely affect the validity or enforceability of this Agreement or any of the Related Agreements against Sellers or adversely affect the ability of Sellers to consummate the transactions contemplated by this Agreement, or (z) result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Agreement; and

(iii) There are no Orders outstanding against any Seller or any of the Companies which would adversely affect the ability of any Seller to consummate the transactions contemplated by this Agreement.

(g) Employee Benefit Plans.

(i) Section 5.1(g)(i) of the Disclosure Schedules lists the following programs, plans and arrangements which are provided to, for the benefit of, or in connection with the current and former employees of the Companies (or any one of them):  (i) each defined benefit plan and defined contribution plan, stock option or ownership plan, executive compensation, bonus, incentive compensation or deferred compensation or profit-sharing plan, (ii) each medical, dental, vision, disability or death benefit plan, and (iii) any other employee benefit plan, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, and any vacation, severance, holiday, sick leave, fringe benefit, or group life insurance plan in each case which is maintained or contributed to or by the Companies (or any one of them) and which covers current or former employees of the Companies (or any one of them) (such plans, contracts, agreements, arrangements, programs and policies being referred to herein as the “Employee Benefit Plans”).  True and complete copies of the Employee Benefit Plans listed in Section 5.1(g)(i) of the Disclosure Schedules have been made available to Purchaser.

(ii) Except as set forth on Section 5.1(g)(ii) of the Disclosure Schedules:

(A) There have been no non-exempt “prohibited transactions” within the meaning of Section 4975 of the Code or Section 406 of ERISA with respect to any Employee Benefit Plans that could result in any material Liability of Purchaser under Section 502(i) of ERISA or Section 4975 of the Code.

(B) Each of the Employee Benefit Plans (and each related trust, insurance contract or fund) has been maintained, funded, operated and administered in accordance with the terms of such Employee Benefit Plan and complies in form and in operation, in all material respects with the applicable requirements of ERISA, the Code, and other applicable laws, including, without limitation, all coverage and nondiscrimination requirements of Sections 401(a)(4), 40(k) and (m) and 410(b) of the Code as applied on a controlled group basis as described in Sections 414(b) and 414(c) of the Code.

(C) No Employee Benefit Plan is a “multiemployer plan” (as defined in Section 4001 of ERISA), and Purchaser will not have any obligations or Liabilities with respect to any multiemployer plan to which any of the Companies, or any member of the controlled group of corporations, or trades or businesses under common control, within the meaning of Sections 414(b) and (c) of the Code, of which any of the Companies is a member (a “Controlled Group Member”), contributes or is obligated to contribute.

(D) Each Employee Benefit Plan which is a group health plan complies in all material respects with the applicable requirements of Sections 601 through 608 of ERISA and Section 4980B of the Code.  Purchaser will not have any obligations or Liabilities with respect to any employee benefit plan that provides health or welfare benefits for any retired or former employee except as otherwise required under Section 4980B of the Code or ERISA Section 601 et seq.

(E) No Employee Benefit Plan is subject to Title IV of ERISA and Purchaser will not have any obligations or Liabilities with respect to any employee benefit plan that is subject to Title IV of ERISA which any of the Companies or any Controlled Group Member maintains, sponsors, contributes to, or has an obligation to contribute to.

(F) All contributions (including all employer contributions and employee salary reduction contributions) that are due have been made within the time periods prescribed by ERISA and the Code to each Employee Benefit Plan and all contributions for any period ending on or before the Closing Date which are not yet due have been made to each such Employee Benefit Plan or accrued in accordance with the past custom and practice of the Companies.

(G) Each such Employee Benefit Plan which is intended to meet the requirements of a “qualified plan” under Code §401(a) has received a determination from the Internal Revenue Service that such Employee Benefit Plan is so qualified or is operated as a prototype plan for which the prototype plan sponsor has received an opinion letter from the Internal Revenue Service, and there are no facts or circumstances that could adversely affect the qualified status of any such Employee Benefit Plan.

(H) No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of Sellers, threatened.

(I) To Sellers’ Knowledge, the Companies have complied in all material respects, and are now in compliance in all material respects, with all Laws and regulations applicable to Employee Benefit Plans.

(J) To Sellers’ Knowledge, neither the execution and delivery of this Agreement or any other related agreement nor the consummation of the transactions contemplated hereby or thereby (either alone or in conjunction with any other event, such as termination of employment) will not result in, cause the accelerated vesting, exercisability, funding or delivery of, or increase the amount or value of, any material payment or benefit to any current or former employee, officer or director of the Companies or any beneficiary or dependent thereof or result in a limitation on the right of the Companies to amend, merge, terminate or receive a reversion of assets from any Employee Benefit Plan or related trust or result in an amount being characterized as an “excess parachute payment” (as defined in Section 280G(b)(2) of the Code.

(K) No Employee Benefit Plan is, or has ever been, an International Plan.

(h) Title.  Dallastown II has good and marketable title to the Dallastown Facility in fee simple, subject to Permitted Liens and, except as set forth on Section 5.1(h) of the Disclosure Schedules, each of the Companies has good and marketable title to all of its other assets, free and clear of all Liens other than Permitted Liens.  To Sellers’ Knowledge, such assets have been maintained in accordance with normal industry practice, are in good operating condition and repair (subject to normal wear and tear), and are suitable for the purposes for which they are presently used and proposed to be used by the Companies during the 2010 calendar year.

(i) Intellectual Property.  Section 5.1(i) of the Disclosure Schedules contains a complete and correct list of all of the following Company Intellectual Property and indicates the owner of such Company Intellectual Property:  (1) Patents, (2) registered Trademarks and applications therefor and unregistered Trademarks, (3) registered Copyrights and applications therefore, (4) Internet domain names, and (5) Software.  Section 5.1(i) of the Disclosure Schedules lists all Contracts to which any of the Companies is a party and pursuant to which any Company Intellectual Property is licensed to or by any of the Companies.

(i) Except as set forth in Section 5.1(i) of the Disclosure Schedules, no material Company Intellectual Property has lapsed, expired, or been abandoned, disclaimed, withdrawn, the subject of any holding, declaration or final judgment of invalidity or final judgment of unenforceability, the subject of a refusal to reissue by any domestic or foreign governmental agency, including, without limitation, the United States Patent and Trademark Office or canceled within the past twelve (12) months, or, to Sellers’ Knowledge, is involved in any interference, reexamination, opposition or similar active Proceeding;

(ii) Except as set forth in Section 5.1(i) of the Disclosure Schedules, no claim has been asserted and, to Sellers’ Knowledge, no claim has been threatened by any Person (1) relating to the use by the Companies of any of the Company Intellectual Property; (2) against any Company claiming that the operation of the Business and/or the possession or use of the Company Intellectual Property infringes, misappropriates, violates or otherwise conflicts with any Intellectual Property right of any Person; or (3) challenging the ownership, enforceability or validity of any of the Company Intellectual Property;

(iii) Other than the Intellectual Property licensed pursuant to a Contract listed on Section 5.1(i) of the Disclosure Schedules, the Companies own the entire right, title and interest to and in, and have the right to use, free and clear of all licenses, restrictions and Liens (other than Permitted Liens), the material Company Intellectual Property.  The Companies are not in violation of the terms of any license relating to the use of any off-the-shelf or commercially available software;

(iv) Other than the Company Intellectual Property listed on Section 5.1(i) of the Disclosure Schedules, there are no items of Intellectual Property that are necessary to the conduct of the business of the Companies as of the Effective Time.

(j) Material Contracts.

(i) Section 5.1(j) of the Disclosure Schedules sets forth an accurate, correct and complete list (specifying the applicable subsection of this Section 5.1(j) to which such disclosure applies) of all Contracts to which any of the Companies is a party (“Company Contracts”) to which any of the descriptions set forth below may apply (the “Material Contracts”):

(A) All Contracts involving commitments to other Persons extending beyond one year from the date hereof to make capital expenditures in excess of $100,000 per year and which are not terminable on less than thirty (30) days’ notice without penalty;

(B) Any written employment, confidentiality, non-competition, severance or termination agreements as to employees or consultants involving the payment of $100,000 or more per year;

(C) Any collective bargaining agreements;

(D) All Contracts, the terms of which provide for continuing financial commitments to any of the Companies after the Closing relating to any indebtedness for borrowed money (including, without limitation, loan agreements, lease purchase arrangements, guarantees, agreements to purchase goods or services or to supply funds or other undertakings on which others rely in extending credit), or any conditional sales contracts, chattel mortgages, equipment lease agreements and other security arrangements with respect to personal property involving the payment or receipt of $100,000 or more per year which are not cancelable on 30 days’ or less notice without premium or penalty or other cost of any kind or nature;

(E) All Contracts prohibiting any Company from freely engaging in any business or competing anywhere in the world;

(F) All Contracts (whether exclusive or otherwise) with any sales agent, representative, franchisee, dealer, distributor involving the payment or receipt of $100,000 or more per year which are not cancelable on 30 days’ or less notice without premium or penalty or other cost of any kind or nature;

(G) All Contracts that require the payment of royalties of $100,000 or more per year which are not cancelable on 30 days’ or less notice without premium or penalty or other cost of any kind or nature;

(H) All Contracts with any Governmental or Regulatory Authority involving the payment or receipt of $100,000 or more per year which are not cancelable on 30 days’ or less notice without premium or penalty or other cost of any kind or nature;

(I) All Contracts involving a sharing of profits, losses, costs or liabilities;

(J) All other Contracts involving the payment or receipt of $100,000 or more per year which are not cancelable on 30 days’ or less notice without premium or penalty or other cost of any kind or nature; and

(K) Any other Contract which is material to the Companies.

(ii) Copies of the Material Contracts listed in Section 5.1(j) of the Disclosure Schedules have been made available to Purchaser.  Except as set forth in Section 5.1(j) of the Disclosure Schedules, each Material Contract is in full force and effect, and is valid, binding and enforceable against the Company that is a party thereto in accordance with its terms.  To the Sellers’ Knowledge each Material Contract is valid and binding against each other Person party thereto.  No Material Contract will, by its terms, terminate as a result of the transactions contemplated by this Agreement or, except as set forth in Section 5.1(j) of the Disclosure Schedules, require any consent from any Person thereto in order to remain in full force and effect immediately after the Closing.

(iii) To Sellers’ Knowledge, none of the Companies is in material violation, breach or default under any of the Material Contracts.  The Material Contracts constitute all of the Contracts that are necessary to the conduct of the business of the Companies.  True and correct copies of all Contracts and other documents listed in the Disclosure Schedules have been made available to Purchaser.

(k) Compliance with Applicable Law; Permits.  Section 5.1(k) of the Disclosure Schedules identifies all material Permits possessed by the Companies (the “Company Permits”).  To Sellers’ Knowledge, the Company Permits constitute all Permits which are required for the Companies to own, lease, license and operate their properties and other assets and to carry on their respective businesses as they are being conducted as of the date hereof except when the failure to possess any such Company Permit would not, individually or in the aggregate, be reasonably expected to have a Business Material Adverse Effect.  To Sellers’ Knowledge, except as disclosed in Section 5.1(k) of the Disclosure Schedules all such Permits possessed by the Companies are valid and in full force and effect.  To the Sellers’ Knowledge, the Companies are, and have been at all times since January 1, 2007, in compliance with the terms of the Company Permits and all applicable Laws relating to the Companies or their respective businesses, assets or properties, except where the failure to be in compliance with the terms of the Company Permits or such applicable Law would not, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect.

(l) Environmental Matters.  Except as disclosed in Section 5.1(l) of the Disclosure Schedules:

(i) Each of the Companies, the Business, and the Dallastown Facility are in compliance, and to Sellers’ Knowledge, have complied at all times, in all material respects with all Environmental Laws and to Sellers’ Knowledge no Company has received written notice from any Person alleging that any of the Companies or the Business, or the Dallastown Facility is in violation in any material respect of any applicable Environmental Law.

(ii) Sellers have no Knowledge of, and have not received any written request for, information or any written notice that any of them or any of the Companies is a potentially responsible party under any Environmental Laws with regard to the Business or the Dallastown Facility.

(iii) None of the Companies is currently, or to Sellers’ Knowledge has been, subject to any outstanding Order:  relating (a) to compliance with any Environmental Law or (b) to the investigation, remediation or post-remedial care arising from the generation, use, storage, treatment, transportation, discharge or disposal of Hazardous Materials.

(iv) To Sellers’ Knowledge, no Hazardous Materials are present in, on or under the Dallastown Facility, under such conditions or in such quantities as to give rise to a material violation of Environmental Laws.

(v) To Sellers’ Knowledge, there are no past or present actions, activities, events or incidents that could form the basis of a material claim, action, cause of action, suit, Proceeding, investigation, order, demand, notice or other material Liability of any Company arising out of, based on, resulting from or relating to (a) the presence, or release into the environment, of, or exposure to, any Hazardous Materials at any location, whether or not owned, operated or leased by the Companies, now or in the past, or (b) any violation, or alleged violation, or requirement of any Environmental Law.

(vi) The Companies have provided to Purchaser all material assessments, reports, data, results of investigations or audits, and other written information that is in the possession of the Companies regarding environmental matters pertaining to the environmental condition of the business and properties of the Companies, or the compliance (or noncompliance) by such entities with any Environmental Laws.

(m) Brokers.  Other than Jefferies and Company, no broker, finder or investment banker is entitled to any brokerage commission, finder’s fee or similar payment in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Sellers.

(n) Taxes.  Except as set forth on Section 5.1(n) of the Disclosure Schedules:

(i) Each member of the Company Group has filed all Tax Returns that it was required to file, and has timely paid all Taxes due and payable (whether or not shown on such Tax Returns).  All such Tax Returns are true, correct and complete in all material respects as to the amount of Tax shown to be due thereon.  To the Knowledge of Sellers, since December 31, 2006, no written claim has been made by a Governmental or Regulatory Authority in a jurisdiction against a member of the Company Group where such member does not file a Tax Return that it is or may be subject to taxation by that jurisdiction.  No member of the Company Group has requested an extension of time within which to file any income or other material Tax Return which has not since been filed.  Purchaser has received or been given access to copies of all federal income Tax Returns of each member of the Company Group for the years ended December 31, 2006, 2007 and 2008.

(ii) All Taxes that each member of the Company Group was required by Law to withhold or collect have been duly withheld or collected in connection with any amount paid or owing to any employee, independent contractor, shareholder, creditor or other third party.  To the extent required by applicable Law, all such amounts have been paid over to the proper Governmental or Regulatory Authority or, to the extent not yet due and payable, have been adequately reserved for.  Each member of the Company Group has complied in all material respects with all information reporting and backup withholding requirements, including the maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, independent contractor, shareholder, creditor or other third party.

(iii) To the Sellers’ Knowledge, no federal, state, local or foreign audits or other Tax Proceedings are pending or being conducted against any member of the Company Group, nor has any member of the Company Group received any written notice from any Governmental or Regulatory Authority that any such audit or other Tax proceeding is threatened or contemplated.  No member of the Company Group has granted or been requested to grant any waiver of any statutes of limitations applicable to any claim for Taxes or with respect to any Tax assessment or deficiency, which waiver is still in effect.  Sellers have delivered to the Purchaser accurate and complete copies of all income or other material examination reports and statements of deficiencies assessed against or agreed to by any member of the Company Group since December 31, 2006, and all assessed deficiencies for any Proceedings not currently pending or being conducted have been fully paid or finally settled.

(iv) No member of the Company Group is a party to or bound by any Tax sharing agreement, Tax indemnity obligation or similar Contract or practice with respect to Taxes with a party that is not member of the Company Group.

(v) No member of the Company Group is or has been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(o) No Material Adverse Change.  To Sellers’ Knowledge, except as described in Section 5.1(o) of the Disclosure Schedules or in connection with the transactions contemplated hereby, since December 31, 2009, there has not occurred any event that has resulted in a Business Material Adverse Effect.

(p) Ordinary Course of Business.  Since February 28, 2010:

(i) The Companies have conducted their businesses only in the Ordinary Course of Business;

(ii) The Companies have not, except in the Ordinary Course of Business or to the extent not material to the Business, sold, leased, transferred, or assigned any of the properties, rights or other assets of the Companies;

(iii) The Companies have not cancelled, compromised, waived or released any material right or claim (or series of related rights and claims) other than in the Ordinary Course of Business;

(iv) The Companies have not granted any material equity or other compensation, or materially increased the benefits under, or established, materially amended or terminated, any Employee Benefit Plan covering current or former employees, officers, consultants, or directors of the Companies, or materially increased the compensation payable or to become payable to or made any other material change in the employment terms for any current or former employees or directors of the Companies;

(v) The Companies have not made any change to any accounting method or practice or any change to any methods of reporting income, deductions or other items for Tax purposes, except for any such change required by GAAP;

(vi) The Companies have not incurred, assumed or guaranteed any material indebtedness for borrowed money other than in the Ordinary Course of Business and in amounts and on terms consistent with past practices;

(vii) The Companies have not created or assumed any material Lien (other than a Permitted Lien) on any material asset(s) (alone or in the aggregate) other than in the Ordinary Course of Business consistent with past practice;

(viii) The Companies have not made any material loan, advance or capital contribution to or investment in any Person other than in the Ordinary Course of Business consistent with past practice;

(ix) The Companies have not incurred any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Companies which, individually or in the aggregate, has had or would reasonably be expected to have a Business Material Adverse Effect;

(x) The Companies have not entered into any employment, consulting, severance, change in control, retention, termination or indemnification agreement with any current or former director, consultant or officer of the Companies;

(xi) The Companies have not made any agreement to do any of the foregoing; and

(xii) The Companies have not revoked or amended any material Tax election, settled a claim or assessment with respect to Taxes, executed a closing agreement or similar agreement with respect to Taxes with any Governmental or Regulatory Authority or extended or waived a statutory period of limitations with respect to the collection or assessment of any Taxes.

(q) Real Property.  Other than the Dallastown Facility, which is owned in fee simple by Dallastown II, none of the Companies owns any other real property to conduct the Business.  Other than the Dallastown Lease, the York Lease and CMCI Lease, none of the Companies leases any other real property to conduct the Business.  The real property currently owned or leased by the Companies is adequate for the conduct of the business of the Companies as conducted as of the date hereof and as proposed to be conducted by the Companies during the 2010 calendar year.

(r) Employee Matters.

(i) Section 5.1(r) of the Disclosure Schedules lists, as of the date hereof, all employees of the Business, together with their respective salaries or wages, other compensation (other than in respect of Options), dates of employment or service with the Companies and current positions and identifies all agreements between the Companies and such individuals.

(ii) To Sellers’ Knowledge, except as set forth in Section 5.1(r) of the Disclosure Schedules, (1) none of the Companies is delinquent in payments to any employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them through the Closing Date or amounts required to be reimbursed to such employees; (2) there is no unfair labor practice complaint against any of the Companies pending before the National Labor Relations Board or any other Governmental or Regulatory Authority; (3) there is no labor strike, material dispute, slowdown or stoppage actually pending against any of the Companies, (4) there has been no charge of discrimination filed or threat of a charge of discrimination against any of the Companies with the Equal Opportunity Commission or similar Governmental or Regulatory Authority; (5) there is no active, pending administrative or judicial proceeding under the Fair Labor Standards Act, the Family and Medical Leave Act, OSHA, the National Labor Relations Act or any other federal, state or local Law (including common law) relating to employees of the Business; (6) the Companies are in material compliance with all applicable Laws respecting labor, employment, fair employment practices, terms and conditions of employment, immigration, workers’ compensation, occupational safety, plant closings, layoffs, reductions in force and wage and hours; and (7) all employees of the Companies are employed on an at-will basis, and their employment can be terminated at any time, with or without notice, for any lawful reason or no reason at all.

(iii) None of the Companies is a party to or otherwise bound by any collective bargaining Contract with a labor union or labor organization, nor is any such Contract presently being negotiated.  To Sellers’ Knowledge, (1) since January 1, 2007 to the date hereof, there has not been a representation question respecting any of the employees of the Companies and (2) there are no campaigns being conducted to solicit cards from employees of the Companies to authorize representation by any labor organization.

(s) Suppliers and Customers.

(i) Customers.  Except as set forth on Section 5.1(s)(i) of the Disclosure Schedules, none of the top five (5) customers of the Companies by dollar purchase volume (measured by the gross amount invoiced to the customer) that purchased products from Companies during the twelve (12) months ended December 31, 2009, has notified any of the Companies in writing that it has cancelled or otherwise terminated its relationship with such Company or materially decreased its usage or purchase of the products of such Company, nor has any such top customer indicated in writing to any Company its intention to do any of the foregoing.

(ii) Suppliers.  None of the top five (5) suppliers of the Companies by dollar purchase volume (measured by the amount paid by the Companies to such supplier during the twelve (12) months ended December 31, 2009, has notified any of the Companies, in writing that it has cancelled or otherwise terminated its relationship with such Company or materially decreased its supply of Goods to such Company, nor has any such top supplier indicated in writing to any Company its intention to do any of the foregoing.

(t) Inventory.  Except as set forth in Section 5.1(t) of the Disclosure Schedules, the inventory of the Companies, net of applicable reserves, (i) was acquired or produced in the ordinary course of business, (ii) is in the physical possession of the Companies or in transit to or from a customer or supplier of the Companies, (iii) is good and merchantable and is of a quality and quantity presently useable and salable in the ordinary course of business, consistent with past practice, (iv) has not been rejected by any Governmental or Regulatory Authorities, and (v) are at levels consistent with past practices of the Companies.  The value at which the inventory is carried on the books of the Companies reflects the lower of cost (on a FIFO basis) or estimated net realizable market value, and is based on quantities determined by physical count and perpetual inventory system maintained, in accordance with GAAP applied on a basis consistent with the Financial Statements.

(u) Accounts Receivable.  Except as set forth in Section 5.1(u) of the Disclosure Schedules, the accounts receivable, unbilled invoices and other debts due or recorded in the respective records and books of account of the Companies as being due to the Companies as of the Closing Date (less the amount of any provision or reserve therefor made in the respective records and books of account of such Companies) are (i) a true and correct statement of the account for merchandise actually sold and delivered to, or for services actually performed for and accepted by, the account debtor, (ii) valid and legally binding obligations of the account debtor enforceable in accordance with its terms, free and clear of all Liens, and not subject to any counterclaim or set-off except to the extent of any such provision or reserve, and (iii) to Sellers’ Knowledge, are fully collectible except to the extent of reserves for doubtful accounts set forth on the Financial Statements.

(v) Related Party Transactions.  Except as set forth in Section 5.1(v) of the Disclosure Schedules, (i) the Company Contracts do not include any material obligation or commitment between the Companies and any Affiliate of the Companies, (ii) the assets of the Companies do not include any receivable or other obligation or commitment from an Affiliate to the Companies, (iii) the Liabilities of the Companies do not include any payable or other obligation or commitment from the Companies to any Affiliate, and (iv) no Affiliate of the Companies is a party to any Contract with any customer or supplier of the Companies that affects in any material manner the business, financial condition or results of operation of the Companies.

(w) Insurance.  The Companies have policies of insurance and bonds of the type and in amounts customarily carried by persons conducting businesses or owning assets similar to those of the Companies.  Section 5.1(w) of the Disclosure Schedules sets forth an accurate and complete list of all insurance policies, self-insurance arrangements and fidelity bonds, currently in effect, that insure the Companies (collectively, the “Insurance Policies”).  The Companies have delivered to Purchaser true, correct and complete copies of all Insurance Policies.  To Sellers’ Knowledge, (i) each Insurance Policy is valid, binding, and in full force and effect, (ii) no Company is in breach of any Insurance Policy, and (iii) no Company has received any notice of cancellation or non-renewal of any Insurance Policy.

(x) Certain Business Practices.  None of the Companies, nor any of their respective directors, officers, agents, employees or any other Persons acting on their behalf has, in connection with the operation of their respective businesses, (i) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials, candidates or members of political parties or organizations, or established or maintained any unlawful or unrecorded funds in violation of Section 104 of the Foreign Corrupt Practices Act of 1977, as amended, or any other similar applicable foreign, federal or state Law, (ii) paid, accepted or received any unlawful contributions, payments, expenditures or gifts, or (iii) violated or operated in noncompliance with any export restrictions, anti-boycott regulations, embargo regulations or other applicable domestic or foreign Laws and regulations.

(y) Manufacturing Matters.  To Sellers’ Knowledge, all Products manufactured and sold by the Companies were designed, manufactured and sold in material compliance with all applicable Laws.  To Sellers’ Knowledge, each Product distributed, sold or leased, or serviced by the Companies complies with all applicable product safety standards of each applicable product safety agency, commission, board or other Governmental or Regulatory Authority.

(z) Product Liability.  To Sellers’ Knowledge, no Company has any material Liability arising out of any injury to individuals or property as a result of the ownership, possession, or use of any Product.

(aa) Company Transaction Expenses.  Except as set forth in Section 5.1(aa) of the Disclosure Schedules, there are no fees, costs, commissions or expenses (including fees, costs and expenses of legal counsel, accountants, investment bankers, brokers or other representatives and consultants and appraisal fees, costs and expenses), special bonuses, severance or other similar items of compensation (discretionary or otherwise) incurred or reasonably expected to be incurred by the Companies or the Sellers in connection with transactions contemplated by this Agreement, the performance of their obligations hereunder and the consummation of the transactions contemplated hereby or payable to any employee of the Companies in connection with or arising out of the transactions contemplated hereby (collectively, the “Company Transaction Expenses”).  For the avoidance of doubt, all Company Transaction Expenses shall be either paid by the Companies prior to the Closing Date or paid on behalf of the Companies out of the Purchase Price pursuant to Section 3.2.

(bb) Indebtedness.  Section 5.1(bb) of the Disclosure Schedules lists all Indebtedness of the Companies, setting forth as to each item the principal amount outstanding, the per annum interest rate and the maturity date.  All such Indebtedness is reflected on the Financial Statements and the Companies are not in breach (or have received notice of breach or default) or default under any of the terms or conditions set forth in any loan document or other document or instrument related thereto.  Except as set forth on Schedule 5.1(bb) of the Disclosure Schedules, all such Indebtedness is prepayable at any time without penalty or premium at the option of the Companies, and neither the execution of this Agreement nor the consummation of the Transaction will result in any penalty or incurrence of any additional obligation or change of any terms with respect to any such Indebtedness.  Except as disclosed in Section 5.1(bb) of the Disclosure Schedules, the Companies have no Liabilities or Indebtedness owing to any Seller or any Affiliate of any Seller.  At Closing, the Companies shall have no Indebtedness, including that listed in Section 5.1(bb) of the Disclosure Schedules, except for Closing Date Indebtedness.

(cc) EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 5.1, SELLERS MAKE NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE COMPANIES, THE PURCHASED SHARES OR THE OPERATIONS OF THE COMPANIES, INCLUDING WITH RESPECT TO CONDITION, MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, OR ANY FINANCIAL PROJECTIONS OR FORECASTS, AND ALL SUCH OTHER REPRESENTATIONS AND WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED.  NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY (INCLUDING SECTION 5.1), DRAWBRIDGE SPECIAL OPPORTUNITIES FUND LP IS NOT MAKING ANY REPRESENTATION OR WARRANTY HEREUNDER, OTHER THAN THOSE SPECIFICALLY WITH RESPECT TO IT SET FORTH IN SECTIONS 5.1(B), (C)(I) AND (D) HEREOF.

5.2 Representations and Warranties of Purchaser.  Purchaser represents and warrants to Sellers that:

(a) Organization and Existence.  Purchaser is a Delaware corporation, duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, with full power and authority to own, lease, and operate its business and properties as conducted by it and to carry on its business as and where such properties and assets are now owned or leased and such business is now conducted.

(b) Authority and Approval.  Purchaser has the power to enter into this Agreement and each of the Related Agreements to which it is a party and to perform its obligations thereunder.  The execution, delivery and performance by each Purchaser of this Agreement and the Related Agreements to which it is a party, and the consummation by Purchaser of the transactions contemplated herein and therein, have been duly authorized by all required action on its part.  This Agreement and the Related Agreements have been duly executed and delivered by Purchaser (to the extent it is a party thereto).  This Agreement and each of the Related Agreements to which Purchaser is a party are (assuming due execution and delivery by Sellers), the valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms.

(c) No Conflict.  The execution and delivery by Purchaser of this Agreement and each of the Related Agreements to which it is a party (when so executed and delivered), and Purchaser’s compliance with the terms and conditions hereof and thereof, and the consummation by Purchaser of the transactions contemplated hereby and thereby, do not and will not (i) violate Purchaser’s Organizational Documents, (ii) violate any provision of, or require any consent, authorization, or approval under, any Law or any Order applicable to Purchaser, (iii) violate, result in a breach of, constitute a default under (whether with or without notice or the lapse of time or both), accelerate or permit the acceleration of the performance required by, or require any consent, authorization, or approval under, any material contract to which Purchaser is a party or by which Purchaser is bound or to which any of its assets or property is subject, or (iv) result in the creation of any Lien upon the assets or property of Purchaser, other than, in the case of (ii), (iii) or (iv) above, such violations, breaches, defaults, accelerations or creations of Liens that would not, individually or in the aggregate, be expected to have a material adverse effect on Purchaser.

(d) Governmental Approvals and Filing.  Other than the filing of a Notification and Report Form under the HSR Act, no consent, authorization, approval or action of, filing with, notice to, or exemption from any Governmental or Regulatory Authority on the part of Purchaser is required in connection with the execution, delivery and performance of this Agreement or any Related Agreements to which Purchaser is a party or the consummation of the transactions contemplated hereby or thereby.

(e) Brokers.  Other than B. Riley & Co., LLC, no broker, finder or investment banker is entitled to any brokerage commission, finder’s fee or similar payment in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Purchaser.

ARTICLE 6

INDEMNIFICATION

6.1 Indemnification by Sellers and Purchaser.

(a) Indemnification by Sellers.  Subject to the terms and conditions of this Agreement, following the Closing, Sellers will, jointly and severally, indemnify and hold harmless Purchaser, its Affiliates and its successors and permitted assigns (collectively, the “Purchaser Indemnified Parties”) against and in respect of any Damages arising out of, relating to or resulting from:

(i) the breach of any joint and several representation or warranty of Sellers in this Agreement or in any Related Agreement;

(ii) the breach of any covenant or agreement of Sellers or the Companies in this Agreement or in any Related Agreement;

(iii) any Liability of the Companies that is not reflected or reserved against in the Financial Statements or disclosed in this Agreement or the Disclosure Schedules; or

(iv) any Liability of the Companies for any amount drawn, after the Closing Date, by a beneficiary under any Letter of Credit; provided that any such drawn amount(s) shall relate to activities pursuant to which the Companies derived income prior to Closing.

Further, each Seller will, for himself, herself or itself, indemnify and hold harmless the Purchaser Indemnified Parties against and in respect of any Damages actually incurred by any Purchaser Indemnified Party as a direct result of the breach of any representation or warranty of such Seller in Sections 5.1(b) or 5.1(c)(i) of this Agreement.

(b) Since, following the Closing, the Companies will be owned by the Purchaser, the parties to this Agreement agree that any recovery by Purchaser after Closing pursuant to this Article 6 shall be against Sellers, who will have no right of reimbursement, contribution or other recovery against the Companies.

(c) Indemnification by Purchaser.  Subject to the terms and conditions of this Agreement, following the Closing, Purchaser will indemnify and hold harmless Sellers their respective Affiliates, heirs, personal representatives, successors and permitted assigns (collectively, the “Seller Indemnified Parties”) against and in respect of any Damages actually incurred by any Seller Indemnified Party as a direct result of any of the following:

(i) the breach of any representation or warranty of Purchaser in this Agreement or in any Related Agreement;

(ii) the breach of any covenant or agreement of Purchaser in this Agreement or in any Related Agreement; or

(iii) the ownership of the Companies or the operation of the Business after the Effective Time.

6.2 Indemnification Procedures.

(a) If a claim for Damages (a “Claim”) is made by a party entitled to indemnification hereunder (the “Indemnified Party”) against the party from whom indemnification is claimed (the “Indemnifying Party”), the Indemnified Party will give notice (a “Claim Notice”) to the Indemnifying Party as soon as practicable after the Indemnified Party becomes aware of any fact, condition or event which may give rise to Damages for which indemnification may be sought under this Article 6.

(b) If any Person commences any action or proceeding with respect to any matter as to which any of the Purchaser Indemnified Parties intends to seek indemnification under Section 6.1(a), or with respect to any matter as to which any of the Seller Indemnified Parties intends to seek indemnification under Section 6.1(c), the Indemnified Party will promptly notify the Indemnifying Party of the existence of such Claim or the commencement of such action or proceeding (and in any event within ten (10) Business Days after the service of any summons or citation).  The failure of any Indemnified Party to give timely notice hereunder will not affect rights to indemnification hereunder, except to the extent that the resolution of such Claim is prejudiced by the Indemnified Person’s failure to give such timely notice and for this purpose, any failure to give timely notice and to tender the defense that results in the Indemnifying Person not controlling or participating in such Proceeding shall be deemed to prejudice the Indemnifying Person.  Notwithstanding the foregoing, a Claim Notice that relates to a representation, warranty, covenant or agreement that is subject to the survival period set forth in Section 6.3 must be made within such survival period.  A Claim Notice must describe in reasonable detail the nature of the Claim, including an estimate of the amount of Damages that have been incurred by the Indemnified Party attributable to such Claim (to the extent reasonably ascertainable at such time), the basis of the Indemnified Party’s request for indemnification under this Agreement, the Section of this Agreement under which the violation or breach is claimed and all information in the Indemnified Party’s possession relating to such Claim.

(c) At its election, the Indemnifying Party may elect to assume and control the defense of any Claim with counsel selected by the Indemnifying Party and reasonably satisfactory to Indemnified Party.  If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall control such defense.  The Indemnified Party will cooperate with the Indemnifying Party in any defense and make available to the Indemnifying Party all witnesses, records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably requested by the Indemnifying Party and which does not result in the loss of the attorney-client privilege or disclosure of attorney work product.  If Purchaser is the Indemnified Party, Purchaser shall also have the right to assume and control the defense of any Claim or litigation if a settlement or adverse judgment with respect to the Claim or litigation is reasonably likely to have a Business Material Adverse Effect.

(d) If the Indemnifying Party fails to assume the defense of any Claim pursuant to Section 6.2(c), the Indemnified Party will have the right, but not the obligation, to undertake the defense of such Claim at the reasonable expense of the Indemnifying Party.  If the Indemnified Party assumes the defense of such Claim, (i) the Indemnifying Party will no longer have the right to control such defense; (ii) the Indemnified Party will control the defense of the Claim actively and diligently; and (iii) the Indemnifying Party will reasonably cooperate with the Indemnified Party in such defense and make available to the Indemnified Party all such witnesses, records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto, during normal business hours and upon reasonable notice, as is reasonably requested by the Indemnified Party and which does not result in the loss of the attorney-client privilege or disclosure of attorney work product.

(e) Any party conducting the defense of a Claim will keep the other party advised as to the current status and progress thereof.  The Indemnified Party will not make any offer of settlement with respect to any Claim if the Indemnifying Party has undertaken the defense of such Claim.  If the Indemnifying Party has not undertaken the defense of such Claim, the Indemnified Party agrees not to make any offer of settlement with respect to such Claim without first having provided twenty (20) days’ advance written notice thereof to the Indemnifying Party and having obtained the written approval of the Indemnifying Party which approval will not be unreasonably conditioned, delayed or withheld.  In the event the Indemnifying Party undertakes the defense of any such Claim, action, or proceeding, no compromise or settlement of such Claims may be effected by the Indemnifying Party without the Indemnified Party’s consent, which consent will not be unreasonably conditioned, delayed or withheld unless (A) there is no finding or admission of any material violation of Laws, (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party; and (C) such compromise or settlement is not reasonably likely to have a Business Material Adverse Effect.

(f) Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume control of such defense (unless otherwise agreed to in writing by the Indemnified Party) and shall pay the reasonable fees and expenses of counsel retained by the Indemnified Party if (1) the claim for indemnification relates to or arises in connection with any criminal or quasi-criminal proceeding, action, indictment, allegation or investigation; (2) the claim seeks an injunction or equitable relief against the Indemnified Party; (3) the Indemnified Party has been advised by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnifying Party and the Indemnified Party as to the claim for indemnification; or (4) upon petition by the Indemnified Party, the appropriate court rules that the Indemnifying Party failed or is failing to vigorously prosecute or defend such claim; provided, however, that the Indemnifying Party shall have the right to participate in such defense, and further, provided, the Indemnified Party shall not settle any such claim for indemnification without the prior written consent of Indemnifying Party, which consent shall not be unreasonably withheld.

6.3 Survival.  With the exception of (i) the representations and warranties contained in Section 5.1(b) (“Authority and Approval”), and any Claim arising from any fraudulent act or fraudulent omission, which will survive the Closing without limitation as to time, (ii) the representations and warranties in Section 5.1(n) (“Taxes”) and Section 5.1(g) (“Employee Benefit Plans”), which will survive the Closing for a period of thirty-six (36) months, and (iii) the representations and warranties in Section 5.1(l) (“Environmental Matters”) which shall survive the Closing for a period of twenty-four (24) months, all representations and warranties contained in this Agreement will survive the Closing for a period of twelve (12) months and will continue in full force and effect after the Closing only for such period, after which time they shall terminate, be void, and of no further force or effect.  In addition, the rights to indemnification of Purchaser in respect of the matters set forth in Section 6.1(a)(iii) shall terminate on the first Business Day following the one year anniversary of the Closing Date.

6.4 Limitations.  The rights to indemnification of Purchaser under this Agreement are subject to the following limitations:

(a) Cap.  The aggregate amount which all of the Purchaser Indemnified Parties will be entitled to receive for all Claims for indemnification under this Agreement is limited to Eight Million Dollars ($8,000,000.00) (the “Cap”).

(b) Basket.  The Purchaser Indemnified Parties will not be entitled to assert any Claim for indemnification pursuant to this Agreement unless the amount of all Damages with respect to all such matters exceeds $1,000,000.00 (and then only for the amount by which the monetary value of such Damages exceeds $1,000,000.00) (the “Basket”).

(c) Set-Offs.  The amount of each Claim recoverable from an Indemnifying Party hereunder will be reduced by an amount equal to all indemnification payments or other recoveries that the Indemnified Person actually receives from a third party, including an insurance company, in connection with the matter underlying the Claim for such Damages.

(d) Notwithstanding the foregoing, the Cap and the Basket shall not apply to any Claim arising out of, relating to or resulting from fraud, intentional misrepresentation or intentional breach of representations and warranties or covenants by Sellers.

(e) Notwithstanding anything to the contrary contained in this Agreement, there shall be no right to indemnification under this Agreement if the Damages arise from any liability for Taxes, to the extent such liability is attributable to a Purchaser Tax Act or is, or can be, reduced by any net operating or capital loss carryforward or carryback of the Companies arising in a Pre-Closing Tax Return and Purchaser is not required to make any payment with respect to such liability for Taxes.

(f) Notwithstanding anything to the contrary contained in this Agreement (including Section 6.1(a)), the obligations of Drawbridge Special Opportunity Fund LP hereunder to indemnify and hold harmless the Purchaser Indemnified Parties from any Damages shall be several and not joint with the other Sellers and shall in each case be limited to its Percentage Interest of any Damages; provided, however, that, for the avoidance of doubt, Drawbridge Special Opportunity Fund LP will, subject to the foregoing limitations, the terms and conditions of this Agreement, and pursuant to Section 6.1(a), indemnify and hold harmless the Purchaser Indemnified Parties from any Damages that arise out of, relate to or result from the breach of any joint and several representation or warranty of Sellers in this Agreement or any Related Agreement.

6.5 Exclusive Remedy; Suspension.

(a) Except as set forth herein, from and after the Closing, the indemnification obligations set forth in Section 6.1 are the exclusive remedy of the Indemnified Parties (i) for any breaches of any of the representations or warranties in this Agreement or of any covenant or agreement in this Agreement or (ii) otherwise with respect to this Agreement, the Companies, the Purchased Shares and the transactions contemplated by this Agreement and matters arising out of, relating to or resulting from the subject matter of this Agreement, whether based on statute, contract, tort, property or otherwise, and whether or not arising from the relevant party’s sole, joint or concurrent negligence, strict liability or other fault; provided, however, that nothing in this Section 6.5(a) shall limit the remedies of the Indemnified Parties for (i) fraudulent acts or omissions, or intentional misconduct or intentional breach of representations and warranties or covenants, or (ii) as provided for in Section 8.2(c) or Section 8.4.

(b) Nothing in this paragraph (b) shall be deemed to limit the foregoing paragraph (a).  Purchaser has conducted its own independent review and analysis of the business, operations, technology, assets, liabilities, results of operations, financial condition and prospects of the Companies and the Business and acknowledge that Sellers have provided Purchaser with access to the personnel, properties, premises and books and records of the Companies and the Business for this purpose.  In entering into this Agreement, Purchaser has relied solely upon its own investigation and analysis, and Purchaser (i) acknowledges that, except for the specific representations and warranties of Sellers contained in Section 5.1 of this Agreement, neither the Sellers nor any of their Affiliates nor any of each of the foregoing person’s managers, directors, officers, employees, Affiliates, members, equityholders, controlling persons, agents or representatives, makes or has made any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information (including any projections, estimates or other forward-looking information) provided (including in any management presentations, information memorandum, supplemental information or other materials or information with respect to any of the above) or otherwise made available to Purchaser or any of their Affiliates or any of each foregoing persons’ managers, directors, officers, employees, Affiliates, members, equityholders, controlling persons, agents or representatives and (ii) agree, to the fullest extent permitted by Law, that Sellers and their Affiliates and each foregoing persons’ managers, directors, officers, employees, Affiliates, members, equityholders, controlling persons, agents and representatives shall not have any liability or responsibility whatsoever to Purchaser or their Affiliates or any of each foregoing person’s managers, directors, officers, employees, Affiliates, members, equityholders, controlling persons, agents or representatives on any basis (including in contract or tort, under federal or state securities laws or otherwise) based upon any information provided or made available, or statements made (or any omissions therefrom), to Purchaser or their Affiliates or any of each foregoing persons’ managers, directors, officers, employees, Affiliates, members, equityholders, controlling persons, agents or representatives, except as and only to the extent expressly set forth in Section 5.1 hereof with respect to such representations and warranties and subject to the limitations and restrictions contained in this Agreement.

6.6 No Consequential Damages.  Notwithstanding anything to the contrary contained in this Agreement, in no event is Purchaser liable to any Seller Indemnified Parties, and in no event are Sellers liable to any Purchaser Indemnified Parties, for consequential, incidental, special, indirect or punitive damages, including decline in market capitalization, damages to reputation, increased cost of capital or borrowing, or lost revenues or profits for any reason with respect to any matter arising out of, relating to or resulting from this Agreement, whether based on statute, contract, tort, property or otherwise, and whether or not arising from the relevant party’s sole, joint or concurrent negligence, strict liability or other fault unless such consequential, incidental, special, indirect or punitive damages are awarded to third parties.

6.7 Method and Treatment of Indemnification Payments.  For all purposes hereunder, all indemnification payments made pursuant to Article 6 of this Agreement will be paid first from the Escrow Amount and will be treated collectively as an adjustment to the Purchase Price.

6.8 Materiality.  Each of the representations and warranties that contain any “Material Adverse Effect,” “in all material respects” or other materiality (or correlative meaning) qualifications shall be deemed to include such qualifiers for purposes of determining whether or not there is a breach of such representation or warranty and shall be deemed to exclude such qualifiers for purposes of calculating Damages under this Article 6.

6.9 Mitigation and Limitation of Claims.  Notwithstanding anything to the contrary contained herein, an Indemnified Party shall take all reasonable steps to mitigate all Damages and the like relating to a Claim, including availing itself of any defenses, limitations, rights of contribution, and other rights at law or equity, and shall provide such evidence and documentation of the nature and extent of such Claim as may be reasonably requested by the Indemnifying Party.  An Indemnified Party’s reasonable steps shall include the reasonable expenditure of money to mitigate or otherwise reduce or eliminate any Damages for which indemnification would otherwise be due under this Article 6.

ARTICLE 7

TAX MATTERS

7.1 Straddle Period.  In the case of any Tax Return with respect to a Taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”) of a member of the Company Group, Purchaser will, to the extent permitted by Law, elect to treat the Closing as the last day of the taxable year or period and will apportion any Taxes arising out of or relating to a Straddle Period to the Pre-Closing Tax Period and the Post-Closing Tax Period under the “closing-the-books” method as described in Treasury Regulation Section 1.1502-76(b)(2)(i) (or any similar provision of state, local or foreign law); provided, however, that any Closing Date Tax Benefits will be apportioned to the Pre-Closing Tax Period.  In any case where applicable Law does not permit a member of the Company Group to treat the Closing as the last day of the taxable year or period, any Taxes arising out of or relating to a Straddle Period will be apportioned to the Pre-Closing Tax Period and the Post-Closing Tax Period based on a closing of the books; provided, however, that (i) exemptions, allowances or deductions that are calculated on an annualized basis (including depreciation, amortization and depletion deductions) will be apportioned on a daily pro rata basis, and (ii) real and personal property Taxes and any other Tax that is not based on or measured by income, gross receipts, sales, use or payroll shall be allocated on a per diem basis; provided, however, that any Closing Date Tax Benefits will be apportioned to the Pre-Closing Tax Period.

7.2 Tax Returns.  Purchaser shall prepare or cause to be prepared all Pre-Closing Tax Period Tax Returns of each member of the Company Group which are to be filed after the Closing Date, including all Straddle Period Tax Returns of each member of the Company Group; provided, however, that such Tax Returns shall be prepared in a manner consistent with the past practices and customs of the Company Group except to the extent any such practice or custom is not permitted by applicable Law or to the extent deviation from such practice or custom would not result in an increase in the amount of Taxes shown as due on such Tax Returns. Other than with respect to the Pre-Closing Stub Returns, which are treated below, if any such Tax Return would result in an amount of Taxes due greater than the amount, if any, accrued for such Taxes in the Closing Working Capital, Purchaser shall deliver such Tax Return at least thirty (30) days prior to its due date to the Sellers’ Representative for review.  Purchaser shall use commercially reasonable efforts to prepare and file the federal and state income Tax Returns for the taxable year of the Company Group that ends on the Closing Date (the “Pre-Closing Stub Returns”) within one hundred (100) days of the Closing Date.  Purchaser shall deliver the Pre-Closing Stub Returns to Plante & Moran, PLLC (“Plante”) at least thirty (30) days prior to filing such Tax Returns.  Plante shall have a period of thirty (30) days to review such Tax Returns on behalf of the Sellers, and Plante will not disclose anything relating to the Tax Returns to any Person other than the Sellers.  Purchaser shall consider in good faith any reasonable comments it receives from Plante on such Tax Returns during the thirty (30) day period set forth in the preceding sentence.  Within ten (10) days of notice thereof from Purchaser, the Sellers’ Representative shall pay Purchaser the amount of Taxes attributable to the Pre-Closing Tax Period shown to be due on such Tax Returns prepared in accordance with this Section 7.2, but only to the extent such Taxes exceed the amount accrued for such Taxes, if any, in the Closing Working Capital.

7.3 Amendment to Tax Returns.  Without the prior written consent of the Sellers’ Representative, which consent shall not be unreasonably withheld, conditioned or delayed, none of Purchaser or any member of the Company Group shall amend, refile or otherwise modify any Tax Return of any member of the Company Group for a Pre-Closing Tax Period or Straddle Period Tax Return, or waive any limitations period with respect to such Tax Returns, if such amendment, refiling or modification would (a) result in an increase in Taxes for any Pre-Closing Tax Period for which the Sellers would be liable hereunder, (b) create an obligation of Sellers to indemnify Purchasers under this Agreement or (c) would reduce the CDTB Refunds or the tax refunds contemplated by the last sentence of Section 7.4.

7.4 Tax Refunds.  Any Tax refunds that are actually received by Purchaser or the Company Group (the “Purchaser Group”) that arise as a direct result of the Closing Date Tax Benefits (the “CDTB Refunds”) shall be deposited in an escrow account and held by an escrow agent pursuant to an escrow agreement to be entered among Purchaser, the Sellers and the escrow agent.  Such escrow agreement will provide that any CDTB Refunds in the escrow account will be distributed to the Sellers and the Option Holders thirty six (36) months from the date the applicable Tax Return is filed with the Internal Revenue Service or, if later, the due date (without extensions) for filing such Tax Return.   Any federal and South Carolina Tax refunds that are received by the Purchaser Group in respect of the amended federal and South Carolina income Tax Returns that the Company Group will file for its 2008 taxable year (which amendments relate to the Company Group’s acquisition of CMCI) shall be paid over to the Sellers and the Option Holders as soon as practicable after receipt of such refund; provided, however, that (a) the Sellers shall cause the Company Group to file such amendments prior to the Closing Date, and (b) Purchaser shall have a reasonable period to review such amendments prior to filing and the Company Group and the Sellers will consider in good faith any reasonable comments they receive from Purchaser on such amendments.

7.5 No Code Section 338 Election.  Purchaser shall not make, or cause to be made, any election under Section 338 of the Code with respect to the transactions contemplated by this Agreement.

7.6 Cooperation on Tax Matters.  Purchaser, the Company Group and Sellers will cooperate fully, as and to the extent reasonably requested by the other party, in connection with any Tax matters relating to the Company Group (including by the provision of reasonably relevant records or information).  The party requesting such cooperation will pay the reasonable out-of-pocket expenses of the other party.

ARTICLE 8

CERTAIN COVENANTS

8.1 Non-Compete and Non-Solicitation.

(a) Thomas Mills IV, William Wilson and Scott Sarine (collectively, the “Restricted Parties”) acknowledge that an important part of the benefit that Purchaser will receive in connection with the transactions contemplated hereby is the ability to conduct the Business free from competition from the Restricted Parties.  In order that Purchaser may enjoy such benefits, the Restricted Parties agree that for a period of one (1) year from the Closing Date (the “Restriction Period”), neither the Restricted Parties nor any of their respective Affiliates over which he, she or it has control will, directly or indirectly, without the prior written consent of Purchaser:

(i) engage or participate or have any ownership or other financial interest in (except for owning not more than five percent (5%) of the outstanding securities of any class of securities of a publicly traded company), or in any way assist (as an employee, agent, consultant, investor, partner, shareholder or otherwise) a Competing Business (as defined below) anywhere in the world;

(ii) attempt to induce or encourage others to induce any employee of or consultant to Purchaser, or (as to employees of the Companies) any person who becomes an employee of or consultant to Purchaser to (A) terminate such person’s employment with Purchaser (in the case of an employee), (B) cease providing services to Purchaser (in the case of a consultant) or (C) engage in any of the activities prohibited under clause (i) above;

(iii) hire or encourage any Person to hire any employee of Purchaser or any person who was a employee of Purchaser during the one (1) year preceding the date of proposed hire; or

(iv) divert, solicit or attempt to divert, or assist or encourage any Person in diverting, soliciting or attempting to divert, to or for any Competing Business, any customer or supplier of Purchaser related to the Business.

For purposes of this Section 8.1, “Competing Business” shall include any business that designs, manufactures, integrates, tests, markets, distributes, sells and services hard-sided tactical shelters containers and specialized truck bodies for military applications that are manufactured and sold by the Companies as of the Closing Date.  For purposes of this Section 8.1, all references to Purchaser shall be deemed to include any and all subsidiaries of Purchaser.  A notice by any Restricted Party of any job listing or opening, or similar general publication of a job search or availability shall not be construed as a violation or breach of this Section 8.1.

(b) Each Restricted Party, on behalf of himself, herself or itself, agrees and acknowledges that the duration and scope of the covenant not to compete, the non-solicitation/no-hire, and other provisions described in this Section 8.1 are fair, reasonable and necessary in order to protect the legitimate interests of Purchaser, and that adequate consideration has been received by such Restricted Party for such obligations.  If, however, for any reason any court determines that the restrictions in this Section 8.1 are not reasonable or that such consideration is inadequate, such restrictions shall be interpreted, modified or rewritten to include as much of the duration, scope and geographic area identified in this Section 8.1 as will render such restrictions valid and enforceable.

(c) Each Restricted Party, on behalf of himself, herself or itself, acknowledges that any breach of the provisions contained in this Section 8.1 may result in serious and irreparable injury to Purchaser.  Therefore, notwithstanding Section 6.5, Restricted Parties acknowledge and agree that only in the event of a breach of this Section 8.1 by any Restricted Party, Purchaser shall be entitled, in addition to any other remedy at Law or in equity to which Purchaser may be entitled, to request equitable relief against such Restricted Party, including, without limitation, an injunction to restrain such Restricted Party from such breach and to compel compliance with the obligations of Restricted Party hereunder in protecting or enforcing Purchaser’s rights and remedies.  Purchaser shall not be required to post a bond or other security in connection with, or as a condition to, obtaining such relief before a court of competent jurisdiction.

8.2 Restricted Use of Confidential Information.

(a) Non-Disclosure and Non-Use of Confidential Information.  Each Receiving Party acknowledges the confidential and proprietary nature of the Confidential Information of the Disclosing Party and agrees that such Confidential Information (i) will be kept confidential by the Receiving Party; (ii) will be used by it, its Affiliates and Representatives only for the purposes of evaluating and consummating the transactions contemplated by this Agreement; and (iii) without limiting the foregoing, will not be disclosed by the Receiving Party to any Person, except in each case as otherwise expressly permitted by the terms of this Agreement or with the prior written consent of an authorized Representative of the Disclosing Party.  Each Receiving Party will disclose the Confidential Information of the Disclosing Party only to its Representatives who require such material for the purpose of evaluating or advising with respect to the transactions contemplated by this Agreement and are informed by the Receiving Party of its obligations under this Section 8.2 with respect to such information.  Each Receiving Party will enforce the terms of this Section 8.2 as to its respective Representatives and be responsible and liable for any breach of the provisions of this Section 8.2 by it or its Representatives.

(b) From and after the Closing, the provisions of Section 8.2(a) will not apply to or restrict in any manner Purchaser’s use of any Confidential Information.

(c) Section 8.2(a) does not apply to Confidential Information that (i) was, is or becomes generally available to the public other than as a result of a breach of this Section 8.2 or any applicable confidentiality agreement by the Receiving Party or its Representatives; (ii) was or is developed by the Receiving Party independently of and without reference to any Confidential Information of the Disclosing Party; or (iii) was, is or becomes available to the Receiving Party on a nonconfidential basis from a third party not bound by a confidentiality agreement with the Disclosing Party or any legal, fiduciary or other obligation to the Disclosing Party restricting such disclosure.  Sellers will not disclose any Confidential Information of the Companies acquired prior to Closing relating to any of the Companies in reliance on the exceptions in clauses (ii) or (iii) above.

(d) If a Receiving Party is required by applicable Law, stock exchange requirement or regulation to make any disclosure that is prohibited or otherwise constrained by this Section 8.2, that Receiving Party will provide the Disclosing Party with prompt notice of such compulsion or request (unless prevented by applicable Law) so that it may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions of this Section 8.2.  In the absence of a protective order or other remedy, the Receiving Party may disclose that portion (and only that portion) of the Confidential Information of the Disclosing Party that, based upon advice of the Receiving Party’s counsel, the Receiving Party is legally compelled to disclose; provided, however, that the Receiving Party will use reasonable efforts to obtain reliable assurance that confidential treatment will be accorded by any Person to whom any Confidential Information is so disclosed.  The provisions of this Section 8.2(d) do not apply to any legal proceedings between the parties to this Agreement.

8.3 Conduct of Business by the Companies Pending the Closing.  From the Execution Date through the Effective Time, the Companies shall (i) conduct their business in the Ordinary Course of Business and in compliance in all material respects with all applicable Laws, (ii) use reasonable best efforts to preserve intact their respective business organizations and goodwill, keep available the services of their respective present officers, employees and independent contractors, and preserve the goodwill and business relationships with customers, suppliers, licensors, licensees and others having business relationships with them and (iii) not take any action which could adversely affect or delay in any material respect the ability of either Purchaser or the Companies to obtain any necessary approvals of any regulatory agency or other Governmental or Regulatory Authority required for the transactions contemplated hereby.  In addition, and without limiting the generality of the foregoing, from the Execution Date through the Effective Time, the Companies shall not do any of the following without the prior written consent of Purchaser:

(a) (i) amend or propose to amend the Organizational Documents of any Company, (ii) split, combine or reclassify their outstanding capital stock or issue or authorize the issuance of any other security in respect or, in lieu of, or in substitution for, shares of capital stock, (iii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, (iv) create any subsidiary or alter (through merger, liquidation, reorganization, restructuring or in any other fashion) the corporate structure or ownership of any of the Companies, or (v) enter into any agreement with respect to the voting of capital stock or other securities held by the Companies;

(b) issue, sell, pledge, dispose of, grant, encumber, or agree to issue, sell, pledge, dispose of, grant or encumber any shares of any class of capital stock of the Companies, or any options, warrants or rights of any kind to acquire any shares of, their capital stock of any class or any debt or equity securities convertible into or exchangeable for such capital stock;

(c) (i) issue any debt securities, incur, guarantee or otherwise become contingently liable with respect to any indebtedness for borrowed money, or enter into any arrangement having the economic effect of any of the foregoing, (ii) make any loans, advances or capital contributions to, or investments in, any Person, or (iii) redeem, purchase, acquire or offer to purchase or acquire any shares of their capital stock, or the capital stock of any of their subsidiaries, or any options, warrants or rights to acquire any of their capital stock or any security convertible into or exchangeable for their capital stock, or the capital stock of any of their Subsidiaries;

(d) (i) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, limited liability company, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets other than in the Ordinary Course of Business consistent with past practice, or (ii) authorize, make or agree to make any new capital expenditure or expenditures, or enter into any Contract or arrangement that reasonably may result in payments by or Liabilities of the Companies, in excess of $50,000 individually or $100,000 in the aggregate in any twelve (12) month period;

(e) sell, pledge, assign, dispose of, transfer, lease, securitize, or encumber any businesses, properties or assets of the Companies, other than sales of inventory and other assets in the Ordinary Course of Business;

(f) (i) increase the compensation payable or to become payable (including bonus grants) or increase or accelerate the vesting of the benefits provided to their directors, officers or employees or other service providers, except for increases in the Ordinary Course of Business and consistent with past practice in salaries or wages of employees of the Companies who are not directors or executive officers of the Companies, (ii) grant any severance or termination pay or benefits to, or enter into any employment, severance, retention, change in control, consulting or termination agreement with, any director, officer or other employee or other service providers of the Companies, (iii) establish, adopt, enter into or amend any collective bargaining, bonus, profit-sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee or other service providers, or (iv) pay or make, or agree to pay or make, any accrual or arrangement for payment of any pension, retirement allowance, or any other employee benefit;

(g) announce, implement or effect any reduction in labor force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees of the Companies, other than routine employee terminations;

(h) knowingly violate or knowingly fail to perform any obligation or duty imposed upon them by any applicable federal, state, local or foreign Law, rule, regulation, guideline or ordinance, or under any order, settlement agreement or judgment;

(i) make any change to accounting policies or procedures, other than actions required to be taken by GAAP;

(j) prepare or file any Tax Return inconsistent with past practice or, on any Tax Return, take any position, make any election, or adopt any method inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods (it being understood and agreed that Purchaser shall be permitted to review and comment upon any Tax Return for a period of at least ten (10) Business Days prior to its filing);

(k) change any express or deemed material election related to Taxes, change an annual accounting period, change any material method of accounting or file an amended Tax Return;

(l) commence any litigation or Proceedings with respect to Taxes, settle or compromise any litigation or Proceedings with respect to Taxes, commence any other litigation or Proceedings or settle or compromise any other material litigation or Proceedings;

(m) (i) enter into a new line of business which is material to the Companies or (ii) open or close any facility or office of the Companies;

(n) pay, discharge or satisfy any claims, Liabilities or obligations (whether or not absolute, accrued, asserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the Ordinary Course of Business consistent with past practice or in accordance with their terms, of Liabilities adequately reflected or reserved against in, the most recent financial statements (or the notes thereto) of Holdings;

(o) amend, modify or consent to the termination of any Material Contract, or amend, waive, modify or consent to the termination of rights of the Companies thereunder;

(p) enter into, amend, modify, permit to lapse any rights under, or terminate (i) any agreements pursuant to which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any of its products or technology or which restricts the Companies or, upon completion of the transactions contemplated hereby, Purchaser or any of its subsidiaries, from engaging or competing in any line of business or in any location, (ii) any agreement or Contract with any customer, supplier, sales representative, agent or distributor, other than in the Ordinary Course of Business and consistent with past practice, (iii) any agreement or Contract with any other Person pursuant to which the Companies is the licensor or licensee of any Intellectual Property other than in the Ordinary Course of Business and consistent with past practice, (iv) any agreement or arrangement with Persons that are Affiliates or are executive officers or directors of the Companies, (v) any lease for real property or material operating lease, or (vi) any material rights or claims with respect to any confidentiality or standstill agreement to which any Company is a party and which relates to a business combination or other similar extraordinary transaction;

(q) terminate, cancel, amend or modify any insurance coverage policy maintained by Companies which is not promptly replaced by a comparable amount of insurance coverage;

(r) terminate or waive any right of any material value to the Companies;

(s) commence, waive, release, assign, settle or compromise any material claims, or any material litigation or arbitration;

(t) take any action or omit to take any action that is intended or would reasonably be expected to result in any of the conditions to the Merger set forth in Article 10 not being satisfied; or

(u) authorize, recommend, propose or announce an intention to do any of the foregoing, or enter into any Contract, agreement, commitment or arrangement to do any of the foregoing.

8.4 No Solicitation.  Until the earlier of (a) the Closing and (b) the termination of this Agreement pursuant to its terms, Sellers and the Companies shall not, and they shall cause their Representatives not to, directly or indirectly, (i) initiate, solicit or encourage any inquiries, or make any statements to third parties which may reasonably be expected to lead to any proposal concerning the sale of the Companies (whether by way of merger, purchase of capital shares, purchase of assets or otherwise) (a “Competing Transaction”); or (ii) hold any discussions or enter into any agreements with, or provide any information or respond to, any third party concerning a proposed Competing Transaction or cooperate in any way with, agree to, assist or participate in, solicit, consider, entertain, facilitate or encourage any effort or attempt by any third party to do or seek any of the foregoing.  If at any time prior to the earlier of (x) the Closing and (y) the termination of this Agreement pursuant to its terms, Sellers or any of the Companies is approached in any manner by a third party concerning a Competing Transaction (a “Competing Party”), Sellers shall promptly inform Purchaser regarding such contact and furnish Purchaser with a copy of any inquiry or proposal, or, if not in writing, a description thereof, including the name of such Competing Party, and Sellers and the Companies shall keep Purchaser informed of the status and details of any future notices, requests, correspondence or communications related thereto.  Sellers and the Companies acknowledge that any breach of the provisions contained in this Section 8.4 may result in serious and irreparable injury to Purchaser.  Therefore, notwithstanding Section 6.5, Restricted Parties acknowledge and agree that in the event of a breach of this Section 8.4 by any Seller or Company, Purchaser shall be entitled, in addition to any other remedy at Law or in equity to which Purchaser may be entitled, to request equitable relief against such Seller or Company, including, without limitation, an injunction to restrain such Seller or Company from such breach and to compel compliance with the obligations of such Seller or Company hereunder in protecting or enforcing Purchaser’s rights and remedies.  Purchaser shall not be required to post a bond or other security in connection with, or as a condition to, obtaining such relief before a court of competent jurisdiction.

8.5 Certain Notifications.  From the date of this Agreement until the Closing, Sellers and the Companies shall promptly (and in any event within two (2) Business Days) notify Purchaser in writing regarding any:  (a) action taken by the Companies not in the Ordinary Course of Business and any circumstance or event that could reasonably be expected to have a Business Material Adverse Effect; (b) fact, circumstance, event, or action by the Companies (i) which, if known on the date of this Agreement, would have been required to be disclosed in or pursuant to this Agreement, or (ii) the existence, occurrence, or taking of which would result in any of the representations and warranties of the Companies or Sellers contained in this Agreement or in any Ancillary Agreement not being true and correct when made or at Closing; (c) breach of any covenant or obligation of Sellers or the Companies hereunder; and (d) circumstance or event which will result in, or could reasonably be expected to result in, the failure of Sellers or the Company to timely satisfy any of the conditions to Closing set forth in Article 10; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

8.6 Access to Information.  From the date of this Agreement until the Closing, Sellers and the Companies shall (i) permit Purchaser and its Representatives (including any financing sources of Purchaser and their legal counsel, accountants and other representative) to have free and complete access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Companies, to all premises, properties, personnel, Persons having business relationships with the Companies (including suppliers, licensees, customers and distributors), books, records (including Tax records), Contracts, and documents of or pertaining to the Companies; (ii) furnish Purchaser and/or Purchaser’s Representatives with all financial, operating and other data and information related to the Companies (including copies thereof), as Purchaser may reasonably request; and (iii) otherwise cooperate and assist, to the extent reasonably requested by Purchaser, with Purchaser’s investigation of the Companies.  No information or knowledge obtained in any investigation pursuant to this Section 8.6 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the transactions contemplated by this Agreement.

8.7 Actions With Respect to Financing.  From the date hereof until the Closing Date, Sellers and the Companies shall use commercially reasonable efforts to assist Purchaser in obtaining the financing to fund the Purchase Price (the “Financing”) contemplated by this Agreement and in connection therewith, Sellers and the Companies shall use commercially reasonable efforts to:  (i) promptly prepare and provide all financial and other information as Purchaser or its financing sources may reasonably request with respect to the Companies and the (including financial projections relating to the foregoing); (ii) assist in the preparation of marketing materials for use in connection with the offering of any securities of Purchaser, including providing Purchaser with any audited and interim unaudited balance sheets and related statements of income of the Companies; (iii) make available to prospective financing sources such employees and advisors of the Companies as Purchaser’s financing sources or prospective financing sources may reasonably request; and (iv) assist Purchaser and its financing sources in the preparation and presentation of one or more confidential information memoranda, “bank books,” information packages regarding the business, operations, projections and prospects of the Companies and other marketing materials.  Purchaser shall use commercially reasonable efforts to obtain the Financing.

8.8 Reasonable Best Efforts.  From the date of this Agreement until the Closing, the Companies, Sellers and Purchaser shall use their respective reasonable best efforts to cause to be fulfilled and satisfied all of the other parties’ conditions to Closing set forth in Article 10.

8.9 Consents.

(a) Sellers and the Companies shall use their Best Efforts to obtain all Consents needed to consummate the transactions contemplated by this Agreement or that are listed in Section 5.1(c) of the Disclosure Schedules; provided, however, that Sellers and the Companies shall not offer or pay any consideration, or make any agreement or understanding affecting the Business or the assets, properties or Liabilities of the Companies, in order to obtain any such third Person consents, approvals or waivers, except with the prior written consent of Purchaser.

(b) The Companies and Purchaser shall file the notification report, and all other documents to be filed in connection therewith, required by the HSR Act and the notification rules promulgated thereunder with the United States Federal Trade Commission and the United States Department of Justice, as well as any other filings required under the Antitrust Laws of any other jurisdiction, as soon as practicable following the date hereof, but in any event within five Business Days following the date hereof with respect to filings required under the HSR Act (the date on which such filing is made, the “Original Filing Date”) and ten Business Days for any filings required under any other Antitrust Law.  Purchaser shall pay directly to the applicable Government Antitrust Entity the applicable filing fee required in connection with any HSR notification or other antitrust filing required in connection with this Agreement.  The Companies and Purchaser shall respond promptly to any request for information that may be issued by any Government Antitrust Entity.  Subject to the terms and conditions herein, Purchaser and the Companies shall use commercially reasonable efforts to cause the waiting periods under the HSR Act and the Antitrust Laws of any other jurisdiction, as applicable, to terminate or expire at the earliest possible date after the Original Filing Date (it being understood that this provision is not intended to require any party to seek early termination of the HSR Act waiting period or any other applicable waiting period).  For purposes of this Agreement, “Antitrust Laws” shall mean the HSR Act and any other federal, state or foreign statutes, rules, regulations, orders or decrees that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.  Without limiting the generality of the undertakings of the Companies pursuant to this Section 8.9(b), the Companies shall, in each case with the consent of Purchaser:

(i) use their commercially reasonable efforts to prevent the entry in a Proceeding brought under any Antitrust Law by a Government Authority with jurisdiction over the enforcement of any applicable Antitrust Laws (“Government Antitrust Entity”) or any other party of any permanent or preliminary injunction or other order that would make consummation the transactions contemplated by this Agreement in accordance with the terms of this Agreement unlawful or that would prevent or delay such consummation; provided that, Purchaser and its counsel shall be responsible for all discussions with any Government Antitrust Entity (after consultation with the Companies and their counsel) to the maximum extent permitted by Law and except as required by any Government Antitrust Entity; and

(ii) take promptly, in the event that such an injunction or order has been issued in such a Proceeding, any and all steps, including the appeal thereof or the posting of a bond, necessary to vacate, modify or suspend such injunction or order so as to permit such consummation on a schedule as close as possible to that contemplated by this Agreement.

(c) Subject to applicable Laws and subject to all applicable privileges, including the attorney-client privilege, Purchaser and the Companies will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto relating to proceedings under the HSR Act or any other Antitrust Law, and shall promptly inform the other of any oral communication with, and provide copies of written communications with, any Governmental Antitrust Entity regarding any such filings or this transaction.

(d) Notwithstanding anything to the contrary in this Section 8.9 or elsewhere in this Agreement, Purchaser shall not be required to agree to (i) material concessions in connection with the Companies’ obtainment of any Consents or (ii) incur any material Liability or obligation of any kind.  Purchaser shall not be required to pursue antitrust approval under the HSR Act for a period of more than 150 days following the Original Filing Date, and Purchaser shall thereafter, in its sole discretion, be entitled to terminate this Agreement pursuant to Section 11.1(f).

8.10 Indebtedness.  At the Closing, the Companies shall not have any Indebtedness, including the Indebtedness scheduled in Section 5.1(bb) of the Disclosure Schedules, except for Closing Date Indebtedness.  The Companies shall provide Purchaser with a written release from each holder of Indebtedness of the Companies in form and substance satisfactory to Purchaser.  Each such release shall be effective and contingent upon Closing and, in the case of Closing Date Indebtedness, upon receipt of the amounts owed to such parties as specified on the Closing Date Indebtedness Report.  The Company shall cause there to be no Liens on any of the assets of the Companies except Permitted Liens and Liens related to Closing Date Indebtedness; provided that such Liens related to Closing Date Indebtedness shall be discharged upon receipt of the amounts owed to such parties as specified on the Closing Date Indebtedness Report.

8.11 Public Announcements.  No party to this Agreement shall make, or cause or permit to be made, any press release or public announcement, or otherwise communicate with any news media, in respect of this Agreement without the prior written consent of the other parties, and the parties shall cooperate as to the timing and contents of any such press release or public announcement; provided, however, that Purchaser and any Affiliate of Purchaser may, without the prior consent of the other parties, make such press release, public disclosure, securities law filings, or public announcement as may be required in Purchaser’s opinion under applicable Laws, including stock exchange rules and regulations (including the filing of Forms 8-K announcing the transaction contemplated by this Agreement and the filing of this Agreement with the Securities and Exchange Commission as may be required under applicable Laws) and, to the extent practicable, shall provide Seller with prior notice of any such public disclosure.

8.12 Books and Records.  At the Closing, Sellers and the Companies shall deliver or cause to be delivered to Purchaser all original documents, books and records relating to the Companies and any other assets of the Companies that will not automatically transfer and be effectively delivered at the Companies’ premises when ownership of the Companies is transferred at Closing.

ARTICLE 9

SELLERS’ REPRESENTATIVE

9.1 Authorization of the Sellers’ Representative.  Sellers hereby appoint, authorize and empower Altus Capital Partners, Inc. (and each successor appointed in accordance with Section 9.5 hereof) to act as the representative, for the benefit of Sellers (the “Sellers’ Representative”), in connection with and to facilitate the consummation of the transactions contemplated hereby, and in connection with the performance of the various actions required or permitted to be performed on behalf of Sellers under this Agreement, for the purposes and with the powers and exclusive authority hereinafter set forth in this Article 9, and in the Escrow Agreement, which shall include the sole and exclusive power and authority:

(a) To execute and deliver the Escrow Agreement in substantially the form attached to this Agreement (with such modifications or changes therein as to which the Sellers’ Representative, in its sole discretion, shall have consented) and to agree to such amendments or modifications thereto as the Sellers’ Representative, in its sole discretion, determines to be desirable;

(b) To execute and deliver such amendments, waivers and consents in connection with this Agreement, and the consummation of the transactions contemplated hereunder as the Sellers’ Representative, in its sole discretion, may deem necessary or desirable (provided, however, that any such amendment, waiver or consent the effect of which is to treat any Seller(s) differently than the other Sellers shall require such Seller(s) prior written consent, and provided further, that in no event will any indemnity obligation of a Seller hereunder be increased without the written consent of such Seller);

(c) To collect and receive all moneys payable to Sellers pursuant to the terms of this Agreement and the Escrow Agreement, including, without limitation, the Closing Payment and the Escrow Account and, subject to this Agreement and the Escrow Agreement and subject to the withholding and retention provisions hereinafter set forth in this Article 9, to disburse and pay the same to each Seller to the extent of and in accordance with the terms set forth herein and therein;

(d) As the Sellers’ Representative, to enforce and protect the rights and interests of Sellers and to enforce and protect the rights and interests of the Sellers’ Representative arising out of or under or in any manner relating to this Agreement and the Escrow Agreement, and each other agreement, document, instrument or certificate referred to herein or therein or the transactions provided for herein or therein (including, without limitation, in connection with any and all claims for indemnification brought by any indemnifying party under Article 6 hereof) and, in connection therewith, to (i) assert any claim or institute any action, proceeding or investigation in the name of the Sellers’ Representative or, if the Sellers’ Representative so elects, in the names of one or more of Sellers; (ii) investigate, defend, contest or litigate any claim, action, proceeding or investigation against the Sellers’ Representative and/or any of the Sellers, and receive process on behalf of any or all Sellers in any such claim, action, proceeding or investigation and compromise or settle on such terms as the Sellers’ Representative shall determine to be appropriate, and give receipts, releases and discharges with respect to, any such claim, action, proceeding or investigation; (iii) file any proofs of debt, claims and petitions as the Sellers’ Representative may deem advisable or necessary; (iv) to settle or compromise any claims asserted under this Agreement or the Escrow Agreement and (v) file and prosecute appeals from any decision, judgment or award rendered in any such action, proceeding or investigation in the name of the Sellers’ Representative or, if the Sellers’ Representative so elects, in the names of one or more of the Sellers, it being understood that the Sellers’ Representative shall not have any obligation to take any such actions, and shall not have any liability for any failure to take any such actions;

(e) To enforce payment of the Closing Payment and amounts due to Sellers from the Escrow Amount, if any, and any other amounts payable to Sellers, in each case on behalf of Sellers and each of them to the extent of each of their respective Percentage Interests therein, in the name of the Sellers’ Representative or, if the Sellers’ Representative so elects, in the names of one or more of the Sellers;

(f) To cause to be paid out of the Escrow Account in accordance with the terms of the Escrow Agreement the full amount of any judgment or judgments and legal interest and costs awarded in favor of any Indemnified Party arising out of the indemnification provisions set forth in Article 6 hereof, or any amounts payable to any such Indemnified Party in respect of any compromise or settlement of any claim for indemnification under such Article 6 agreed to by the Sellers’ Representative in its sole discretion;

(g) To refrain from enforcing any right of Sellers or any of them and/or of the Sellers’ Representative arising out of or under or in any manner relating to this Agreement, the Escrow Agreement or any other agreement, instrument or document in connection with the foregoing; provided, however, that no such failure to act on the part of the Sellers’ Representative, shall be deemed a waiver of any such right or interest by the Sellers’ Representative unless such waiver is in a writing signed by the Sellers’ Representative; and

(h) To make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that that Sellers’ Representative, in its sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the transactions contemplated by this Agreement and the Escrow Agreement and all other agreements, documents or instruments referred to herein or therein or executed in connection herewith or therewith.

The grant of authority provided for in this Section 9.1:  (i) is coupled with an interest and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any Seller; (ii) subject to the provisions of Section 9.5 below, may be exercised by the Sellers’ Representative either by signing separately as Sellers’ Representative of each of Sellers or, after listing all of the Sellers executing an instrument, by the signature of the Sellers’ Representative acting in such capacity for all of them; and (iii) shall survive the delivery of an assignment by a Seller of the whole or any fraction of its interest hereunder, including his, her or its Percentage Interest.  The Sellers’ Representative shall exercise the authority provided for in this Section 9.1 only after prior consultation with Dunrath Capital, Inc. and Drawbridge Special Opportunities Fund LP, and with respect to any matter other than the final determination of Closing Working Capital and the determination of any amounts to be paid to Purchaser out of the Escrow Account, only after the consent of Drawbridge Special Opportunities Fund LP has been obtained (which shall not be unreasonably withheld or delayed).  Purchaser shall have the right to rely upon all actions taken or omitted to be taken by the Sellers’ Representative pursuant to this Agreement and the Escrow Agreement, all of which actions or omissions shall be legally binding upon the Sellers.

9.2 Payments of Expenses; Holdbacks.

(a) The Sellers’ Representative shall withhold and retain from the Closing Payment, and shall have the right to withhold and retain from the funds distributed by the Escrow Agent to the Sellers’ Representative from the Escrow Account, ratably in accordance with each Seller’s Percentage Interest, Two Hundred Thousand Dollars ($200,000.00) to pay all known expenses which are required to be paid or borne by Sellers pursuant to this Agreement and shall pay all such expenses out of the amount or amounts so withheld.  The Sellers’ Representative shall provide to Sellers a breakdown of the expenses for which Sellers are responsible as such expenses are withheld and retained from the Closing Payment.  In the event that the amounts so withheld are insufficient to pay all expenses required to be paid or borne by Sellers or incurred for the benefit of Sellers, each Seller, upon written notification from the Sellers’ Representative of any such deficiency, shall promptly deliver to the Sellers’ Representative full payment of its, his or her ratable share of the amount of such deficiency in accordance with such Seller’s Percentage Interest.  On or before the first (1st) anniversary of the date on which the funds in the Escrow Account have been disbursed in full, the Sellers’ Representative shall disburse to each Seller its, his or her ratable share of the amounts withheld pursuant to this Section 9.2(a), less any amounts expended or committed to be expended and less the amount of any pending disputes or claims.

(b) In connection with the performance of its obligations hereunder, the Sellers’ Representative shall have the right at any time and from time to time to select and engage, at the cost and expense of Sellers in accordance with their Percentage Interests (to the extent hereinafter set forth), attorneys, accountants, investment bankers, advisors, consultants (including, without limitation, consultants specializing in environmental liability and similar matters), and clerical personnel and obtain such other professional and expert assistance, and maintain such records, as the Sellers’ Representative may deem necessary or desirable and incur other out-of-pocket expenses.  In furtherance of the foregoing and to enable the Sellers’ Representative to pay all costs and expenses payable pursuant to this Agreement, the Sellers’ Representative shall be authorized to withhold amounts received for the account of Sellers (including, without limitation, amounts otherwise distributable to Sellers from the Closing Payment and the Escrow Account).

9.3 [Intentionally Omitted].

9.4 Compensation; Exculpation; Indemnity; Security.

(a) The Sellers’ Representative shall not be entitled to any fee, commission or other compensation for the performance of its services hereunder, but shall be entitled to the payment of all its out-of-pocket expenses incurred as the Representative, and in furtherance of the foregoing, may pay or cause to be paid or reimburse itself for the payment of any and all such out-of-pocket expenses, or may draw advances in respect of anticipated out-of-pocket expenses, from the Purchase Price and funds properly disbursed to the Sellers’ Representative from the Escrow Account in accordance with the terms of this Agreement and the Escrow Agreement.  The Sellers’ Representative shall provide to Sellers a breakdown of such out-of-pocket expenses.

(b) In dealing with this Agreement, the Escrow Agreement and any instruments, agreements or documents relating thereto, and in exercising or failing to exercise all or any of the powers conferred upon the Sellers’ Representative hereunder, (i) the Sellers’ Representative assumes and shall incur no responsibility whatsoever to any Seller by reason of any error in judgment or other act or omission performed or omitted hereunder or in connection with the Escrow Agreement or any such other agreement, instrument or document, excepting only responsibility for any act or failure to act which represents willful misconduct, and (ii) the Sellers’ Representative shall be entitled to rely on the advice of counsel, public accountants or other independent experts experienced in the matter at issue, and any error in judgment or other action or omission of the Sellers’ Representative pursuant to such advice shall in no event subject the Representative to liability to any Seller.

(c) Each Seller, severally, shall indemnify the Sellers’ Representative against all damages, liabilities, claims, obligations, costs and expenses, including reasonable attorneys’, accountants’ and other experts’ fees and the amount of any judgment against the Sellers’ Representative, of any nature whatsoever, arising out of or in connection with any claim, investigation, challenge, action or proceeding or in connection with any appeal thereof, relating to the acts or omissions of the Sellers’ Representative hereunder or otherwise; provided, however, that the aggregate amount which any Seller may be liable to indemnify the Sellers’ Representative under this Section 9.4(c) together with the aggregate liability of such Seller for any indemnification or other obligation hereunder shall not exceed the aggregate amounts paid or to be paid to such Seller hereunder, and the Sellers’ Representative shall be entitled to withhold and retain from amounts otherwise payable to such Seller hereunder any amount required to satisfy such Seller’s indemnification obligations hereunder.  The foregoing indemnification shall not be deemed exclusive of any other right to which the Sellers’ Representative may be entitled apart from the provisions hereof.  The foregoing indemnification shall not apply in the event of any action or proceeding which finally adjudicates the liability of the Sellers’ Representative hereunder for its willful misconduct.  In the event of any indemnification under this Section, the Sellers’ Representative shall notify Sellers as to the payment of any such indemnification amount, and each Seller shall promptly deliver to the Sellers’ Representative full payment of his or her ratable share of the amount of such deficiency, in accordance with such Percentage Interest.

(d) All of the indemnities, immunities and powers granted to the Sellers’ Representative under this Agreement shall survive the Closing and/or any termination of this Agreement and/or the Escrow Agreement.

9.5 Successor Representative; Termination of Representative.

(a) In the event the Sellers’ Representative becomes unwilling to continue in its capacity hereunder, the Sellers’ Representative may resign at any time and be discharged from its duties or obligations hereunder by giving a written resignation to Purchaser and Sellers, specifying the date when such resignation shall take effect; provided, however, that Sellers’ Representative will give not less than thirty (30) days prior written notice of such resignation.  In the event of such resignation, Sellers shall elect a replacement Sellers’ Representative to serve as such hereunder, with each Seller having that number of votes equal to the number of Purchased Shares set forth opposite his, her or its name on Schedule 5.1(a)(v).

(b) Upon the later of:  (i) the date on which all of the funds in the Escrow Account are distributed to Sellers or Purchaser, as applicable, in accordance with the terms hereof and of the Escrow Agreement; and (ii) five (5) years from the Closing Date, the Sellers’ Representative shall be entitled to resign at any time upon giving written notice to Purchaser and Sellers not less than ten (10) Business Days prior to such resignation, and upon the effectiveness of such resignation, the provisions of this Article 9, and the corresponding rights and obligations of the Sellers’ Representative under this Agreement, shall expire automatically; provided, however, that such resignation shall not have the effect of releasing the Sellers’ Representative from any obligation under this Agreement existing as of the date of such resignation.

9.6 No Third Party Rights.  Notwithstanding anything contained in this Agreement or elsewhere to the contrary, no Person or Persons other than the Sellers’ Representative (and its successors) shall (i) be entitled to exercise any of the rights or powers of the Sellers’ Representative hereunder or under the Escrow Agreement, (ii) have any right to make a call or demand upon any of the Sellers (including the Sellers’ Representative) to contribute any amounts to cover expenses or otherwise under this Article 9, or (iii) as a result of the provisions of this Article 9 have any claims or rights against any of the Sellers (including the Sellers’ Representative) other than any claims or rights that would exist in any event absent the provisions of this Article 9.

9.7 No Liability of Purchaser.  Purchaser, the Companies, and the Escrow Agent shall not have any liability to any Seller in connection with any action taken by, or omission of, the Sellers’ Representative pursuant to the terms of this Agreement and the Escrow Agreement (including, without limitation, any failure of the Sellers’ Representative to disburse any funds to the Sellers or any expenses incurred by the Sellers’ Representative by or on behalf of Sellers).

ARTICLE 10

CONDITIONS TO CLOSING

10.1 Conditions to Purchaser’s Obligation to Close.  The obligations of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by Purchaser in writing:

(a) Representations, Warranties and Covenants.  The representations and warranties made by the Companies and the Sellers in this Agreement and the Ancillary Agreements and qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, in each case, on the Closing Date with the same force and effect as if this Agreement had been executed on and as of the Closing Date.  The Companies and Sellers shall have duly performed all of the agreements and covenants and satisfied all of the conditions to be performed or complied with by them on or prior to the Closing Date (including agreements of Sellers to cause the Companies to take or refrain from taking certain actions).

(b) Documents.  Sellers shall have delivered to Purchaser all of the documents and agreements set forth in Section 4.3(a).

(c) No Proceedings.  Since the date of this Agreement, no Proceeding shall have been commenced or threatened against Purchaser, or against any Representative of Purchaser (a) involving any challenge to, or seeking Damages or other relief in connection with, the transactions contemplated by this Agreement; or (b) that may have the effect of preventing, delaying, making illegal, imposing limitations or conditions on or otherwise interfering with the transactions contemplated by this Agreement.

(d) No Business Material Adverse Effect.  No event that has had, or could reasonably be expected to have, a Business Material Adverse effect shall have occurred since the date hereof.

(e) Financing.  Purchaser shall have received the Financing proceeds in the amounts and on terms and conditions satisfactory to Purchaser (in its sole discretion).

(f) Employment Agreements.  The Employment Agreements with Purchaser shall have been duly executed by each employee listed on Section 1.1(a) of the Disclosure Schedules and all such Employment Agreements shall continue to be in full force and effect as of the Closing Date and no Employment Agreements shall have been amended.

(g) Environmental Reports.  Purchaser shall have received, and be satisfied (in its sole discretion) with, a Phase I Environmental Assessment and Limited Compliance Review of each of the Dallastown Facility and the real property subject to the York Lease (which assessments shall be paid for by Purchaser and provided to Sellers upon receipt prior to the Closing Date).

(h) Background Checks.  Purchaser shall have received, and be satisfied (in its sole discretion) with, background checks of Thomas Mills, IV, William Wilson, Scott Sarine and Cody Baker.

10.2 Conditions to Sellers’ Obligation to Close.  The obligations of Sellers to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by Sellers in writing:

(a) Representations, Warranties and Covenants.  The representations and warranties made by Purchaser in this Agreement and qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on the Closing Date with the same force and effect as if this Agreement had been executed on and as of the Closing Date.  Purchaser shall have duly performed all of the agreements and covenants and satisfied all of the conditions to be performed or complied with Purchaser on or prior to the Closing Date.

(b) Deliveries.  Purchaser shall have delivered to Sellers all of the documents and agreements set forth in Section 4.3(b).

10.3 Conditions to Obligations of Each Party to Close.  The respective obligations of each party to this Agreement to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or prior to the Closing Date, of each of the following condition(s), any of which may be waived by Purchaser or Sellers, as applicable, in writing:

(a) No Legal Impediments to Closing.  There shall not be in effect any Order issued by any Governmental or Regulatory Authority preventing the consummation of the transactions contemplated by this Agreement, seeking any Damages as a result of the transactions contemplated by this Agreement, or otherwise affecting the right or ability of Purchaser to own, operate or control the Business, nor shall any Proceeding be pending that seeks any of the foregoing.  There shall not be any Law prohibiting Sellers from selling or Purchaser from owning, operating or controlling the Business or that makes this Agreement or the consummation of the transactions contemplated by this Agreement illegal.

(b) HSR Act.  The waiting periods (and any extensions thereof) under the HSR Act and any other filings required under any other applicable Antitrust Law shall have expired or been terminated and all filings required to be made prior to the Closing Date with, and all consents, approvals, permits and authorizations required to be obtained prior to the Closing Date from any Governmental or Regulatory Authority in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will have been made or obtained (as the case may be).

ARTICLE 11

TERMINATION

11.1 Circumstances for Termination.  At any time prior to the Closing, this Agreement may be terminated by written notice explaining the reason for such termination (without prejudice to other remedies which may be available to the parties under this Agreement, at law or in equity):

(a) by the mutual written consent of Purchaser and Sellers;

(b) by either Purchaser or Sellers if (i) the non-terminating party is in material breach of any material provision of this Agreement and such breach shall not have been cured within ten (10) days of receipt by such party of written notice from the terminating party of such breach; and (ii) the terminating party is not, on the date of termination, in material breach of any material provision of this Agreement;

(c) by either Purchaser or Sellers if (i) the Closing has not occurred, for any reason, on or prior to the last to occur of (1) June 15, 2010 or (2) the date that is forty five (45) days following delivery to Purchaser of the audited consolidated balance sheet of Holdings as of December 31, 2007 and the related consolidated statements of income and cash flow for the twelve (12) month period then ended (the “Outside Closing Date”); and (ii) the terminating party is not, on the date of termination, in material breach of any material provision of this Agreement;

(d) by either Purchaser or Sellers if (i) satisfaction of a closing condition of the terminating party in Article 10 is impossible; and (ii) the terminating party is not, on the date of termination, in material breach of any material provision of this Agreement;

(e) by Purchaser, if Purchaser shall not have obtained the Financing on terms satisfactory to Purchaser by the Outside Closing Date; and

(f) by Purchaser, if Purchaser shall have elected to terminate this Agreement pursuant to the last sentence of Section 8.9(d).

11.2 Effect of Termination.  If this Agreement is terminated in accordance with Section 11.1, all obligations of the parties hereunder shall terminate, except for the obligations set forth in Section 8.2, this Article 11 and Article 12; provided, however, that nothing herein shall relieve any party from liability for the breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

ARTICLE 12

MISCELLANEOUS

12.1 Governing Law and Jurisdiction.  This Agreement will be governed by and be construed in accordance with the Laws of the State of Delaware, without regard however to the conflicts of laws principles thereof.

(a) The parties agree that, subject to the provisions of Article 6, any Claim relating to this Agreement shall be brought solely in the Delaware Court of Chancery, unless the Delaware Court of Chancery lacks jurisdiction, in which case any such Claim shall be brought in such state or federal court of competent jurisdiction located in New Castle County, Delaware and all obligations to personal jurisdiction and venue in any action, suit or proceeding so commenced are hereby expressly waived by all parties hereto; provided, however, that, a party may commence any action or proceeding in a court other than as set forth above solely for the purpose of enforcing an order or judgment issued by one of such courts.  The parties waive personal service of any and all process on each of them and consent that all such service of process shall be made in the manner, to the party and at the address set forth in Section 12.2 of this Agreement, and service so made shall be complete as stated in such section.

(b) To the extent not prohibited by applicable Law or court rule, each party hereby waives and agrees not to assert, by way of motion, as a defense or otherwise in any such proceeding, any Claim (i) that it is not subject to the jurisdiction of the above-named courts, (ii) that the proceeding is brought in an inconvenient forum, (iii) that it is immune from any legal process with respect to itself or its property, (iv) that the venue of the proceeding is improper or (v) that this Agreement or the subject matter hereof or thereof may not be enforced in or by such courts.

12.2 Notices.  All notices and other communications hereunder will be in writing and will be deemed to have been duly given when delivered in person, sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment, or on the next Business Day when sent by overnight courier or when received or rejected by the addressee when sent by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as will be specified by like notice):

(1)	If to Purchaser to:	Kratos Defense & Security Solutions, Inc. Bridge Pointe Corporate Centre 4810 Eastgate Mall San Diego, CA 92121 Attention: President Telecopy: (858) 812-7301 E-mail: eric.demarco@kratosdefense.com
With a copy to:
Morrison & Foerster LLP
12531 High Bluff Drive, Suite 100
San Diego, CA 92130
Telecopy:  (858) 720-5125
Attention:  Scott M. Stanton
E-mail:  sstanton@mofo.com
Attention:  J. Nathan Jensen
E-mail:  njensen@mofo.com

(2)	If to Sellers to: With a copy to:
c/o Altus Capital Partners, Inc.
10 Wright Street, Suite 110
Westport, CT  06880
Attention:  Russell Greenberg
Telecopy:  (203) 429-2010
E-mail:  rgreenberg@altuscapitalpartners.com

Dunrath Capital, Inc.
1770 First Street, Suite 502
Highland Park, Illinois 60035
Attention:  Stephen S. Beitler
Telecopy:  (866) 326-1639
E-mail:  steve@dunrath.com

Drawbridge Special Opportunity Fund, LP
c/o Fortress Investment Group
1345 Avenue of the Americas
New York, NY 10105
Attention: Marc Furstein
Telecopy: (212) 202-3685

	With a copy to:	Benesch, Friedlander, Coplan & Aronoff LLP 200 Public Square Suite 2300 Cleveland, Ohio 44114 Attention: Joseph Tegreene Telecopy: (216) 363-4588 E-mail: jtegreene@beneschlaw.com

12.3 Amendments.

(a) This Agreement may be amended, superseded, canceled, renewed, or extended, and the terms hereof may be waived, only by a written instrument signed by the parties hereto or, in the case of a waiver, by the party against whom the waiver is to be effective.  Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.  To the maximum extent permitted by applicable Law (i) no Claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the Claim or right unless in writing signed by the other party, (ii) no waiver that may be given by a party will be applicable except in the specific instance for which it is given, and (iii) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

(b) A failure or omission of any party to insist, in any instance, upon strict performance by another party of any term or provision of this Agreement or to exercise any of its rights hereunder will not be deemed a modification of any term or provision hereof or a waiver or relinquishment of the future performance of any such term or provision by such party, nor will such failure or omission constitute a waiver of the right of such party to insist upon future performance by another party of any such term or provision or any other term or provision of this Agreement.

12.4 Entire Agreement.  This Agreement, together with the Disclosure Schedules, all Exhibits and Schedules hereto and the documents, agreements, certificates and instruments referred to herein and therein, constitutes the entire agreement between the parties hereto and with respect to the subject matter hereof and supersedes all prior representations, warranties, agreements, and understandings, oral or written, with respect to such matters and other than any written agreement of the parties that expressly provides that it is not superseded by this Agreement.  In the event of any conflict between the Disclosure Schedules, all Exhibits and Schedules hereto and the documents, agreements, certificates and instruments referred to herein and therein, the Ancillary Agreements and this Agreement, the provisions of this Agreement shall control.

12.5 Headings; Interpretation.  The headings in this Agreement are intended solely for convenience of reference and will be given no effect in the construction or interpretation of this Agreement.  Unless the context otherwise requires, the singular includes the plural, and the plural includes the singular.

12.6 No Assignment; Binding Effect.  This Agreement is not assignable by any party without the prior written consent of the other party.  Notwithstanding the foregoing, (a) either party may assign this Agreement in whole or in part to any of its Affiliates but in no event will such an assignment release the assigning party from its obligations hereunder, and (b) either party may assign this Agreement to its lenders, and (c) either party may assign this Agreement to any party acquiring all or substantially all of the assets of the assigning party.  This Agreement will be binding upon and will inure to the benefit of the parties hereto and their respective successors and permitted assigns.

12.7 Invalidity.  In the event that any provision of this Agreement is declared to be void or unenforceable, the remainder of this Agreement will not be affected thereby and will remain in full force and effect to the extent feasible in the absence of the void and unenforceable declaration.  The parties furthermore agree to execute and deliver such amendatory contractual provisions to accomplish lawfully as nearly as possible the goals and purposes of the provision so held to be void or unenforceable.

12.8 Counterparts.  This Agreement may be executed in multiple counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

12.9 Incorporation by Reference.  The Disclosure Schedules and other Schedules and Exhibits and the documents referenced therein constitute integral parts of this Agreement and are hereby incorporated by reference herein.

12.10 Disclosure Schedules.  The Disclosure Schedules will be arranged in sections corresponding to the numbered and lettered sections of this Agreement; provided that the statements in a section of such Disclosure Schedules will be deemed to be disclosed for any sections of this Agreement or the Disclosure Schedules to the extent that it is reasonably evident from the content of such disclosure that it is applicable to another section of this Agreement or the Disclosure Schedules, as applicable.  The disclosure by Sellers of any matter in the Disclosure Schedules will expressly not be deemed to constitute an admission by Sellers or their respective Affiliates or Representatives, or to otherwise imply, that any such matter is material for the purposes of this Agreement.

12.11 Time of the Essence.  With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

12.12 No Third Party Beneficiaries.  Except for Article 6 as provided therein, the terms and provisions of this Agreement are intended solely for the benefit of the parties hereto and their respective successors and permitted assigns, and it is not the intention of the parties hereto to confer third party beneficiary rights upon any other Person.

12.13 Facsimile or Electronic Signature.  Any facsimile or electronically transmitted signature attached hereto will be deemed to be an original and will have the same force and effect as an original signature.

12.14 Expenses.  Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated hereby are consummated, each party hereto will pay its own costs and expenses incurred in connection with the negotiation, execution and closing of this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby.  Notwithstanding the foregoing, Purchaser and the Sellers (in accordance with their Percentage Interests) agree to pay fifty percent (50%) each of all Transfer Taxes when due and agree to prepare and file all necessary Tax Returns and other documentation with respect to such Transfer Taxes as required by each under applicable Law.

[Signature Page to Follow]

    IN WITNESS WHEREOF, the parties, intending legally to be bound, have caused this Agreement to be duly executed and delivered as of the day and year first herein above written.

SELLERS: ALTUS CAPITAL PARTNERS SBIC, L.P. By: /s/ Russell J. Greenberg Print Name: Russell J. Greenberg Title: Managing Partner	PURCHASER: KRATOS DEFENSE & SECURITY SOLUTIONS, INC. By: /s/ Eric DeMarco Print Name: Eric DeMarco Title: President and Chief Executive Officer

ALTUS-GICHNER CO-EQUITY INVESTMENT, LLC By: /s/ Russell J. Greenberg Print Name: Russell J. Greenberg Title: Managing Partner

DUNRATH CAPITAL INFRASTRUCTURE SURETY FUND, L.P. By: /s/ Stephen S. Beitler Print Name: Stephen S. Beitler Title: Managing Partner

ARGOSY INVESTMENT PARTNERS III, L.P.

By:                                 Argosy Associates III, L.P., its General Partner

By:                                 Argosy Associates III, Inc., its General Partner

By:                                 /s/Michael R Bailey

Print Name:                   Michael R. Bailey

Title:                              Vice President

DRAWBRIDGE SPECIAL OPPORTUNITIES FUND LP By: DRAWBRIDGE SPECIAL OPPORTUNITIES GP LLC, ITS GENERAL PARTNER By: /s/ Constantine M. Dakolias Print Name: Constantone M. Dakolias Title: President

By: /s/ Thomas Mills IV THOMAS MILLS IV

By: /s/ William Wilson WILLIAM WILSON

By: /s/ Scott Sarine SCOTT SARINE

By: /s/ Samuel Morris SAMUEL MORRIS

By: /s/ Carol Walter CAROL WALTER

By: /s/ Dwight Prall DWIGHT PRALL

By: /s/ Owen Aldinger OWEN ALDINGER

By: /s/ Herb Betz Jr. HERB BETZ JR.

By: /s/ Thomas Anderson THOMAS ANDERSON

By: /s/ Jim Lajeunese JIM LAJEUNESSE

Exhibit 99.1

FOR IMMEDIATE RELEASE	Press Contact: Yolanda White 858-812-7302 Direct Investor Information: 877-934-4687 investor@kratosdefense.com

KRATOS TO ACQUIRE GICHNER HOLDINGS, INC.

▪	Positions Kratos to Pursue New, Larger Contract Opportunities
▪	Purchase Price Approximately 7.5x LTM EBITDA at Close

Kratos Provides Preliminary First Quarter Revenue and EBITDA Results

SAN DIEGO, CA, April 12, 2010 – Kratos Defense & Security Solutions, Inc. (NASDAQ: KTOS), a leading National Defense, Information Technology, Assurance and Security Solutions provider, announced today that it has entered into a definitive agreement to acquire Gichner Holdings, Inc. (Gichner), a leading design, engineering, manufacturer and integrator of tactical and other shelters,  products, solutions, modular containers, subsystems and support equipment for the U.S. military, its allies, and leading defense prime contractors.  Gichner's products are currently deployed in a wide range of military programs, including the MQ-1C and RQ-7 unmanned aerial vehicles, the Persistent Threat Detection System, Command Post Platform, Patriot Surface to Air Missile System, and the DDG-1000 Zumwalt-class destroyer.  The purchase price will be approximately $133 million in cash, subject to certain working capital and other adjustments as of the closing date, or approximately 7.5x expected LTM EBITDA at close.  The transaction, which is expected to close during Kratos’ fiscal second quarter ending June 27, 2010, is subject to customary closing conditions, including the receipt of regulatory approvals.  The transaction is contingent on financing availability, on terms and conditions acceptable to Kratos, in its sole discretion, and there is no break-up fee or other financial cost or penalty to Kratos if such financing is not available.

Founded in 1967, Gichner has a large skilled work force of approximately 950 employees, and is headquartered in Dallastown, Pennsylvania, with other major facilities in York, Pennsylvania and Charleston, South Carolina.  Gichner's expertise is in the design, engineering, manufacture and integration of military specification shelters in support of weapons systems solutions, unmanned aerial systems, C5 systems, ISR systems, related military vehicles and warfighter support and sustainment.  Gichner products and solutions include unique technologies in the areas of electromagnetic interference, radio frequency interference, high-altitude electromagnetic pulse and chemical agent resistance.  Gichner will become part of Kratos’ Weapons System Solutions Division, where Kratos and Gichner have similar customer sets, weapons and other systems qualifications and warfighter product and system focus.  “We are truly looking forward to welcoming Gichner, its management team and its employees to Kratos,” said Eric Demarco, Kratos President and CEO.  “This transaction is consistent with Kratos’ growth strategy, which not only calls for obtaining new customers, capabilities, contract vehicles and service offerings, but also requires that we add to and expand our strengths in the areas of weapons system sustainment, C5ISR, military equipment preset and reset, and foreign military sales.  We are confident that this acquisition will provide significant cross selling opportunities, enable Kratos to purse new and larger contracts and programs, and will be a catalyst for future organic growth.”

Tom Mills, Gichner’s CEO said, “I am excited to have Gichner join the Kratos Defense and Security Group and specifically the Weapons System Solutions Division. Gichner’s strategy has been to position itself on key U.S. DoD product and technology platforms where the DoD plans to continue to invest in the future. Joining forces with Kratos provides Gichner the opportunity to exploit this strategy by providing Gichner’s business development activities with significant leverage from Kratos’ numerous locations at key U.S. military bases that buy and use Gichner’s products, in addition to increased FMS opportunities.”

The transaction is expected to immediately increase Kratos’ Free Cash Flow, Cash Flow from Operations and Free Cash Flow per share of Kratos common stock.  The transaction is also expected to immediately increase Kratos’ Operating Income margins and EBITDA margins.  The transaction has been structured so that Kratos’ current approximate $210 million in Net Operating Loss carry forwards can be utilized to shelter substantially all of the combined company’s income from federal income taxes.  The transaction is expected to be accretive to earnings per share in 2011, as significant transaction and financing related costs will be expensed in 2010, including transaction costs in accordance with FASB ASC Topic 805 Business Combinations.

B. Riley & Co. is acting as exclusive financial advisor to Kratos, and Jefferies & Company, Inc. is acting as exclusive financial advisor to Gichner in connection with this acquisition.

Kratos also announced today preliminary first quarter revenues of approximately $68 - $70 million and forecasted EBITDA of approximately $5.7 - $6 million, or 8.4 to 8.6 percent.

Eric Demarco, Kratos President and CEO said, “Our preliminary first quarter results and increased EBITDA rate reflect the continued demand for certain higher margin products, solutions and services which Kratos provides, including in the areas of ballistic missile defense, information assurance and cyber security, weapons systems sustainment and C5ISR.  Due to a favorable contract and program mix, EBITDA for the first quarter is expected to exceed our expectations.  Additionally, we expect cash flow from operations to exceed our previous expectations by approximately $2 to $3 million.  However, certain other areas of our work continue to be impacted by delays in government procurement decisions, formal contract award delays by the government and contract protests, certain of which we had previously discussed and anticipated being resolved in Q1.  For example, the $51 million contract award we recently announced we had originally anticipated receiving late last year. Additionally, Kratos' first quarter contract awards were approximately $94 million, or a book to bill ratio of 1.3 to 1.0. Accordingly, Kratos’ first quarter revenue will be somewhat below where we anticipated. However, we continue to expect Kratos’ revenues to ramp up during 2010 as our recent and anticipated contract wins contribute to our performance and the government related delays are resolved.  Additionally, for 2010 we expect to achieve our previously stated EBITDA targets, and our overall profit rates to improve.”

Kratos management will conduct a conference call today at 4:30 EDT (1:30 PDT) to discuss the Gichner transaction.  The dial in number for the conference call is (877) 344-3935, conference I.D. 67740969.  The conference call will be broadcast simultaneously on the Investor Relations page of Kratos’ website at www.kratosdefense.com.  Investors are advised to log on to the website at least 15 minutes prior to the call to register, download and install any necessary audio software, and view the presentation Kratos’ management will be presenting.

About Kratos Defense & Security Solutions
Kratos Defense & Security Solutions, Inc. (NASDAQ: KTOS) provides mission critical engineering, IT services, strategic communications and war fighter solutions for the U.S. federal government and for state and local agencies. Principal services include C5ISR, weapon systems sustainment, military weapon range operations and technical services, network engineering services, information assurance and cybersecurity solutions, security and surveillance systems, and critical infrastructure design and integration. The Company is headquartered in San Diego, California, with resources located throughout the U.S. and at key strategic military locations. News and information are available at www.KratosDefense.com.

Notice Regarding Forward-Looking Statements
This news release contains certain forward-looking statements including, without limitation, expressed or implied statements concerning the Company's expectations regarding expectations of the estimated impact of the proposed acquisition and the preliminary operating results for the first quarter. Such statements are only predictions, and the Company's actual results may differ materially. Factors that may cause the Company's results to differ include, but are not limited to: risks that the Company will be unable to secure financing to fund the transactions on terms that are acceptable to the Company; risks that the proposed transaction will not be consummated; risks of adverse regulatory action or litigation; risks associated with debt leverage; risks that our actual financial results will differ from those predicted in this release; risks that changes, cutbacks or delays in spending by the U.S. Department of Defense may occur, which could cause delays or cancellations of key government contracts; risks that changes may occur in Federal government (or other applicable) procurement laws, regulations, policies and budgets; risks of increases in the Federal Government initiatives related to in-sourcing; risks related to our compliance with applicable contracting and procurement laws, regulations and standards; risks relating to contract performance; changes in the competitive environment (including as a result of bid protests); failure to successfully consummate acquisitions or integrate acquired operations and competition in the marketplace which could reduce revenues and profit margins; risks that potential future goodwill impairments will adversely affect our operating results; risks that anticipated tax benefits will not be realized in accordance with our expectations; risks that a change in ownership if our stock could limit future utilization of our Net Operating Losses; and risks that the current economic environment will adversely impact our business. The Company undertakes no obligation to update any forward-looking statements. These and other risk factors are more fully discussed in the Company’s Annual Report on Form 10-K for the period ended December 27, 2009, and in other filings made with the Securities and Exchange Commission..

Note Regarding Use of Non-GAAP Financial Measures

Certain of the information set forth herein, including, EBITDA, pro forma EBITDA and the associated margin rates, and Free Cash Flow and Free Cash Flow per Share are considered non-GAAP financial measures.  Kratos believes this information is useful to investors because it provides a basis for measuring the Company’s available capital resources, the operating performance of the Company’s business and the Company’s cash flow, excluding extraordinary items and non-cash items that would normally be included in the most directly comparable measures calculated and presented in accordance with generally accepted accounting principles.  The Company’s management uses these non-GAAP financial measures along with the most directly comparable GAAP financial measures in evaluating the Company’s operating performance and capital resources and cash flow.  Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-financial measures as reported by the Company may not be comparable to similarly titled amounts reported by other companies.

2